STRICTLY PRIVATE & CONFIDENTIAL

August 4, 2021
INTERNATIONAL PAPER (POLAND) HOLDING SP. Z O.O.
(as Seller)

MAYR-MELNHOF CARTONBOARD INTERNATIONAL GMBH
(as Purchaser)

MAYR-MELNHOF KARTON AG
(as Purchaser Guarantor)

and

INTERNATIONAL PAPER COMPANY
(as Seller Guarantor)

______________________________________________________
SHARE PURCHASE AGREEMENT
RELATING TO
INTERNATIONAL PAPER – KWIDZYN SP. Z O.O.
______________________________________________________

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*    *    *

AGREED FORM DOCUMENTS

1)    Transitional Services Agreement
2)    Local Sales Shares transfer agreement
3)    Joint instructions to Kwidzyn to enter the Purchaser into the share ledger (księga     udziałów) of     Kwidzyn
4)    Press Announcement
5)    Inter-Company Termination Agreement
6)    License Agreement
7)    Tactical Brand License Agreements
8)    CBL2 Asset Purchase Agreement

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THIS SHARE PURCHASE AGREEMENT is made on August 4, 2021 among:
(1)INTERNATIONAL PAPER (POLAND) HOLDING SP. Z O.O., a limited liability company, organized under the laws of Poland, whose registered office is located at ul. Lotnicza 1, 82-500 Kwidzyn, Poland, registered with the registry of entrepreneurs kept by District Court Gdańsk – Północ in Gdańsk, VII Commercial Division of National Court Register (KRS) under KRS number 0000312468 (the "Seller”).
(2)MAYR-MELNHOF CARTONBOARD INTERNATIONAL GMBH, a limited liability company, organized under the laws of Austria, whose registered office is located at Brahmsplatz 6, 1040 Vienna, Austria, registered with the companies registry of the commercial court Vienna under number FN 84596 g, duly represented for the purposes hereof (the "Purchaser"), the Seller and the Purchaser are hereinafter referred to collectively as the "Parties" and each individually as a "Party";
(3)MAYR-MELNHOF KARTON AG, a stock corporation, organized under the laws of Austria, whose registered office is located at Brahmsplatz 6, 1040 Vienna, Austria, registered with the companies registry of the commercial court Vienna under number FN 81906 a, duly represented for the purposes hereof (the "Purchaser Guarantor"), the Purchaser Guarantor being a party to this Agreement solely for the purposes of guarantying the Purchaser's obligations pursuant to Article 10 and for the purposes of Articles 3.1.2, 12 and 13 (including the arbitration agreement set out in Article 13.14); and
(4)INTERNATIONAL PAPER COMPANY, a stock corporation, organized under the laws of the State of New York, whose principal executive office is located at 6400 Poplar Avenue, Memphis, Tennessee 38197, USA, registered with the New York State Division of Corporations under number 53310, duly represented for the purposes hereof (the "Seller Guarantor"), the Seller Guarantor being a party to this Agreement solely for the purposes of guarantying the Seller's obligations pursuant to Article 11 and for the purposes of Articles 5.7.2, 5.13, 6.6.5, 12 and 13 (including the arbitration agreement set out in Article 13.14).
WHEREAS:
(A)The Seller is the sole shareholder and legal and beneficial owner of 1,800,000 shares with a par value of PLN 50.00 each and aggregate nominal value of PLN 90,000,000.00 (the "Sale Shares"), representing 100% of the issued share capital and voting rights of International Paper – Kwidzyn sp. z o.o., a limited liability company, organized under the laws of Poland, whose registered office is located at ul. Lotnicza 1, 82-500 Kwidzyn, Poland, registered with the registry of entrepreneurs kept by District Court Gdańsk – Północ in Gdańsk, VII Commercial Division of National Court Register (KRS) under KRS number 292525 ("Kwidzyn").
(B)The Seller has agreed to sell, and the Purchaser has agreed to purchase, the Sale Shares on the terms and subject to the conditions of this Agreement.
(C)The Parties have agreed that the Purchaser shall arrange and the Purchaser has arranged a warranty and indemnity insurance policy in the name and for the benefit of the Purchaser, which shall become effective on or around the date of this Agreement, at the latest.

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NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:
Article 1.DEFINITIONS AND INTERPRETATION
1.1Definitions
As used in this Agreement, the following terms have the respective meanings set forth below:

"2020 Tax Returns"	is defined in Article 6.5.4;
"Accounts"
means the audited financial statements (balance sheet, income statement and cash flow statement) of each Group Company as at and for the periods ending on December 31, 2018, and December 31, 2019, respectively, copies of which are disclosed in Section 2.1 of the Data Room, together with any notes, reports, statements or documents included in, or annexed or attached to them;

“Accounts Date”	31 July 2021
"Additional Regulatory Clearances"	is defined in Article 3.1.2;
"Affiliate"
means:
(i)    in relation to any person that is an undertaking, a person that directly, or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the person specified; and
(ii)    in relation to any person that is an individual, any spouse, civil partner, co-habitee, grandparents (and the grandparents of the spouse, civil partner or co-habitee) and all lineal descendants by blood or adoption of those grandparents, and any person or persons acting in its or their capacity as trustee or trustees of a trust of which such individual is the settlor;

"Agreed Form"	means, in relation to any document, the form of that document which has been initialed for the purpose of identification by the Purchaser (or the Purchaser's solicitors on behalf of the Purchaser) and the Seller (or the Seller's solicitors on behalf of the Seller), in each case with such amendments as may be agreed and initialed by them (or by their respective solicitors on their behalf);
"Agreed Timeline"	has the meaning given to it in Part 4 of Schedule 3.1.2;
"Agreement"	means this agreement and any and all Schedules hereto, as may be amended or supplemented from time to time in accordance with the terms hereof;
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"Base Purchase Price"	is defined in Article 2.2(i);
"Break Fee"	is defined in Article 3.2.3;
"Business Day"	means a day other than a Saturday or a Sunday, on which commercial banks are open for general business in Warsaw (Poland), Vienna (Austria) and New York City (United States of America);
"Cash"
means, in aggregate with respect to each Group Company as at the Accounts Date and as shown in the Closing Balance Sheet (without any double-counting):
(i)    cash (whether in hand or credited to any account with any bank, lending, financial or other similar institution) and cash equivalents, being highly liquid instruments readily convertible into an equivalent amount of cash, net of any negative amounts on such accounts and any cash which is not accessible within thirty (30) days (including social funds related accounts);
(ii)    any income tax receivables net of any income tax payables or provisions (including, without limitation and for the avoidance of doubt, in account number 24450200); and
(iii)    cash pooling receivables in case the net amount is an asset, net of any cash pooling liabilities in the event the amount is a liability;
in each case, including any and all interests accrued thereon;

"Cash Increase Amount"	is defined in Article 2.4.5;
“CBL2 Asset Purchase Agreement”	is defined in paragraph 1 of Schedule 5.5;
"Claim"	means any proceedings, claim, suit or action made by a Party arising out of this Agreement or the Transaction, howsoever arising, including any Warranty Claim and any Tax Claim and any Specific Indemnity Claim;
"Claims Threshold"	is defined in Article 1.3.1(b);
"Closing"	is defined in Article 4.1.1;
"Closing Balance Sheet"	means the consolidated balance sheet of the Group Companies as at the Accounts Date prepared in accordance with Schedule 2.4.1;
"Closing Conditions"	means the conditions precedent set forth in Article 3.1;
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"Closing Date"	is defined in Article 4.1.2;
"Closing Statement"
means a written statement setting out a calculation, based upon the Closing Balance Sheet, of the amounts of Net Financial Debt, Net Working Capital, Intra-Group Receivables and Intra-Group Payables as of 11:59 P.M. CET on the Accounts Date and the amount of the Final Purchase Price calculated in accordance with Article 2.2 and the Intra-Group Settlement calculated in accordance with Article 5.3;

"Confidential Information"	is defined in Article 13.10;
"Consolidated List of Financial Sanctions Targets"	means the consolidated list of asset freeze targets designated by the United Nations, European Union and United Kingdom under legislation relating to current financial sanctions regimes as maintained by Her Majesty’s Treasury (as amended from time to time);
"COVID-19"	means the disease caused by the severe acute respiratory syndrome coronavirus 2 (SARS-CoV-2);
"Data Room"	is defined in Article 7.2;
"Data Room Documents"	is defined in Article 7.2;
"Disclosures"	is defined in Article 7.3.1;
"Dispute"	is defined in Article 13.14.2;
"Draft Closing Balance Sheet"	is defined in paragraph 1 of Schedule 2.4.1;
"Draft Closing Statement"	is defined in paragraph 1 of Schedule 2.4.1;
"Economic Sanctions Law"	means any economic or financial sanctions administered by the Office of Foreign Assets Control of the US Department of the Treasury, the US State Department, the United Nations, the United Kingdom, the European Union or any member state thereof, or any other national economic sanctions authority;
"Encumbrances"	means any liens, pledges, security interests, encumbrances, mortgages, claims or other third party rights (including any call option or pre-emption right);
"Entity"	means any company, partnership (limited or general), joint venture, trust, association, economic interest group or other organization, enterprise or entity, whether or not vested with the attributes of a legal person;
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"Environment"	means any of the following media, namely air, water or land (including, but not limited to, air within buildings, other natural or man-made structures above or below grounds, surface and groundwater, water vapor, wastewater treatment and sediments);
"Environmental Laws"	means all Laws, including those that establish limits for air emissions or wastewater discharges or regulate waste generation and management, final and binding administrative decisions, statutory guidance notes and final and binding court decisions of Polish jurisdiction which are legally binding and enforceable to the business operated by the Group Companies and whose subject matter is the Pollution (or the clean-up thereof) or the protection of natural resources, endangered or threatened species or the Environment and/or human health or safety, excluding workers occupational health and safety Laws, but including presence of, exposure to, or the management, manufacture, use, containment, storage, handling, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials;
"Environmental Permits"	means material authorizations, submissions, permits, consents, registrations required under Environmental Laws for the operation of the business of the Group Companies or the use of, or any activities carried out at, any site owned or occupied by any Group Company;
"Estimated Intra-Group Deduction"	is defined in Article 5.3.4;
"Estimated Intra-Group Payables"	is defined in Article 5.3.2(ii);
"Estimated Intra-Group Payment"	is defined in Article 5.3.3;
"Estimated Intra-Group Receivables"	is defined in Article 5.3.2(i);
"Estimated Intra-Group Settlement"	is defined in Article 5.3.4;
"Estimated Net Financial Debt"	is defined in Article 2.3.1;
"Estimated Net Working Capital"	is defined in Article 2.3.1;
"Excess Amount"	is defined in Article 2.4.2;
"Exchange Rate"	is defined in Article 1.2.7;
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"Extended Longstop Date"	is defined in Article 3.2.2;
"Fairly Disclosed"	is defined in Article 7.3.2;
"Filing Deadline"	has the meaning given to it in Part 2 of Schedule 3.1.2;
"Final Filing Deadline"	has the meaning given to it in Part 3 of Schedule 3.1.2;
"Financial Debt"
means, in aggregate with respect to each Group Company as at the Accounts Date and as shown in the Closing Balance Sheet, the following liabilities, provisions and, if applicable, assets (without any double counting):
(i)    all borrowings and other indebtedness by way of overdraft, acceptance credit or similar facilities, loan stocks, bonds, debentures, notes, debt or inventory financing or any other arrangements the purpose of which is to borrow money, together with recourse obligations on factored debts, in each case including any accrued interest thereon;
(ii)    all non-trade intercompany balances payable to any member of the Seller's Group, net of all non-trade intercompany balances receivable from any member of the Seller's Group, in each case, to the extent not included in Net Working Capital;
(iii)    all dividends or interim dividends which have been decided before the Accounts Date but are unpaid at such date;
(iv)    any bonus, golden parachute, indemnity or any incentive schemes the payment of which is triggered by the Transaction and which are payable by any Group Company after the Accounts Date;
(v)    liabilities related to any lease or hire purchase contract which would be treated as a finance or capital leases or sale-and-lease-back arrangements;
(vi)    any fees or expenses (including advisers' and finders' fees) the payment of which is triggered by the Transaction and which are payable by any Group Company after the Accounts Date; and
(vii)    any difference between the balance of assets pertaining to the social fund and the liabilities in case the assets are lower than liabilities, i.e. the social fund is underfunded;
but excluding any amount owed by a Group Company to another Group Company.

"Fundamental Warranties"	means the Warranties set forth in paragraphs 1.1 to 1.6 and 1.20 of Schedule 7;
"Governmental Authority"
means any supranational, national, state, municipal or local government (including any subdivision, court, administrative agency or commission, stock or securities exchange, self-regulatory organisation or other governmental or regulatory body) or any other supranational, intergovernmental, quasi-governmental authority, body, department or organisation, including the European Union, or any regulatory body appointed by any of the foregoing in each case, in any jurisdiction;

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"gross-up amount"	is defined in Article 13.4.2;
"Group Companies"	means Kwidzyn and the Subsidiary, and each of them a "Group Company";
"Hazardous Materials"	means any pollutant, contaminant, material, substance, product, waste, element, radiation, vibration, sound or matter the presence of which may require investigation or remedy under any Environmental Laws, including those substances which have been or are identified toxic, hazardous or dangerous, prohibited, controlled, governed by any Environmental Laws;
"HP"	Hewlett-Packard;
"ICC Court"	is defined in Article 13.14.2;
"Independent Accountants"	is defined in para 2.5, Part 1 of Schedule 2.4.1;
"Intellectual Property"
means rights in and to any of the following intellectual property items (przedmioty praw własności intelektualnej):
(i)    inventions and utility models, including patents;
(ii)    designs, including design patents;
(iii)    trademarks, trade or business names, including service marks and logos;
(iv)    Internet domain names;
(v)    copyrightable works (utwory), including software;
(vi)    databases;
(vii)    trade secrets and know-how;
(viii)    any other intellectual property rights items; and
(ix)    all rights or forms of protection, subsisting now or in the future, having equivalent or similar effect to the rights referred to in paragraphs (i) to (viii) above;
in each case, whether registered or unregistered (and for purposes of this definition, the term registered includes registrations and applications for registration and rights to claim priority) and anywhere in the world;

"Interim Period Claims"	is defined in Article 7.3.3;
"International Paper Trademarks and Logos"	is defined in Article 6.2.1;
"Intra-Group Agreements"	means agreements, arrangements or commitments, whether in writing or orally, between, to or from any Group Company, on the one hand, and, from or to, any member of the Seller's Group, on the other hand, which for the avoidance of doubt shall not include the Transaction Documents;
"Intra-Group Deduction"	is defined in Article 5.3.6;
"Intra-Group Payables"	means the outstanding amounts (including accrued interest) owed by any of the Group Companies to any member of the Seller's Group under any of the Intra-Group Agreements, as of 11:59 P.M. CET on the Accounts Date;
"Intra-Group Payment"	is defined in Article 5.3.5;
"Intra-Group Receivables"	means the outstanding amounts (including accrued interest) owed by any member of the Seller's Group to any of the Group Companies under the Intra-Group Agreements, as of 11:59 P.M. CET on the Accounts Date;
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"Intra-Group Settlement"	is defined in Article 5.3.6;
"Investment Ban Targets"	means the list of investment ban targets designated by the United Kingdom under legislation relating to current financial sanctions regimes maintained by Her Majesty’s Treasury (as amended from time to time);
"Key Customers"	means the customers listed in Schedule 5.2.1(xvii), being the top ten (10) customers of the Group Companies by aggregate revenue in the twelve (12) months prior to December 31, 2020;
"Kotkamills Acquisition"	means the acquisition of Kotkamills Group Oyj announced by the Purchaser's Group on 9 December 2020;
"Kwidzyn"	is defined in Recital (A);
"Laws"	means all legislation, statutes, directives, regulations, judgments, decisions, decrees, orders, instruments, by-laws, and other legislative measures or decisions having the force of law, treaties, conventions and other agreements between states, or between states and the European Union or other supranational bodies, rules of common law, customary law and equity and all civil or other codes and all other laws of, or having effect in, any jurisdiction from time to time;
“Leakage”
means:
(a)in each case to, or on behalf of, or for the benefit of the Seller or any member of the Seller Group:
(i)any dividend or distribution (whether in cash or in kind) declared, paid or made by any Group Company;
(ii)any payments made or agreed to be made (whether in cash or in kind) by any Group Company in respect of any share capital of any Group Company being redeemed, purchased or repaid, or any other return of capital (whether by reduction of capital or redemption or purchase of shares) by any Group Company;
(iii)any directors’ fees, shareholder fees, termination fees, or similar fees paid by any Group Company;
(iv)any waiver, deferral or release by any Group Company of any amount owed to that Group Company by a member of the Seller Group or any assumption or discharge of any liability owed by a member of the Seller Group (including in relation to any recharging of costs of any kind) by any Group Company;
(v)any transaction or retention bonuses for management payable, in each case, by any Group Company in connection with implementation of the Transaction;
(vi)the transfer, sale, purchase, surrender or disposal of any asset, right or benefit by any Group Company other than on arm’s length terms and for fair value;
(vii)any Third Party Right granted over the assets of a Group Company; and
(viii)any agreement or arrangement made or entered into by any Group Company to do or give effect to any matter referred to in paragraph (a)(i)to (vii) (inclusive) above; and
(b)any:
(i)transaction or retention bonuses for management (other than those falling within paragraph (a)(v) above) and any Seller’s transaction costs payable, in each case, by any Group Company to any third party in connection with implementation of the Transaction; and
(ii)agreement or arrangement made or entered into by any Group Company to do or give effect to any matter referred to in paragraph (b)(i) above;

"Leasing Vehicles"	is defined in Article 7.5;
"License Agreement"	is defined in Article 5.13.1;
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"Longstop Date"	is defined in Article 3.2.1;
"Loss"	means any direct loss, damage, liability, costs and reasonable expenses (including reasonable advisers' fees);
"Management Accounts"	means the unaudited monthly management accounts of the Group Companies during the period commencing on January 1, 2020 and ending on December 31, 2020, each in the form contained in Section 34 of the Data Room;
"Material Contract"
means any of the following contracts to which any Group Company is a party, other than any Intra-Group Agreements:
(i)    partnership or joint venture agreements with any person other than another Group Company;
(ii)    contracts entered into with Key Customers;
(iii)    contracts which (i) generate or are reasonably likely to generate expenses for the Group Companies in excess of one million and five hundred thousand (1,500,000) euros, either annually or for the overall duration of the contract, or (ii) whose duration exceeds three (3) years and which generate expenses for the Group Companies in excess of five hundred thousand (500,000) euros, either annually or for the overall duration of the contract;
(iv)    contracts relating to capital expenditures in excess of one million (1,000,000) euros; and
(v)    contracts which are otherwise of material operational or strategic importance to the Group Companies taken as a whole;

"Net Financial Debt"	means the amount of Financial Debt less the amount of Cash;
"Net Working Capital"
means, in aggregate with respect to each Group Company as at the Accounts Date the following items (without any double counting):
(i)    inventories;
(ii)    trade receivables;
(iii)    trade payables;
(iv)    other receivables;
(v)    other payables;
(vi)    contract assets;
(vii)    slow-rotating materials;
(viii)    other prepayments; and
(ix)    cash pertaining to VAT accounts;
excluding any items included in Financial Debt and (a) assets or liabilities related to FX forwards and other derivatives valuation; and (b) any assets or liabilities pertaining to operating leases.

"Net Working Capital Target"	means two hundred twenty million (220,000,000) Polish Zloty;
"Non-Disclosure Agreement"	means the non-disclosure agreement entered into in connection with the Transaction on September 4, 2020;
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"Notice of Claim"	is defined in paragraph 1.6 of Schedule 7.1.2;
"Outstanding Permits"	is defined in Article 5.8;
"Owned IP"	means the Intellectual Property owned by the Group Companies;
"Parties"	is defined in the preamble of this Agreement;
"Pollution"	means any release, spill, emission, leaking or discharge of any Hazardous Materials, in, onto or through the air, soil, subsoil, groundwater, surface water and sediments including pollution thereon having an impact on ambient air, in any case, which has occurred before the Closing Date;
"Pre-Closing Carve-out"	is defined in Article 5.5;
"Pre-Closing Statement"	is defined in Article 2.3.1;
"Pre-Closing Tax"	is defined in Article 9.1.1;
"Preliminary Purchase Price"	is defined in Article 2.3.1;
"Press Announcement"	means the press announcement relating to the Transaction in Agreed Form;
"Final Purchase Price"	is defined in Article 2.2;
"Purchase Price Accounts"
means the unaudited financial statements (balance sheet and income statement) of each Group Company prepared under the United States generally accepted accounting principles and on the basis of and reconciled with the Accounts and reviewed by the statutory auditor of the Accounts, as at and for the periods ending on December 31, 2018, December 31, 2019 and September 30, 2020, a copy of which has been disclosed electronically to Purchaser's advisors on January 20, 2021 (as disclosed in the Data Room folders 2.1.10 and 2.1.11);

"Purchaser"	is defined in the preamble of this Agreement;
"Purchaser Guarantor"	is defined in the preamble of this Agreement;
"Purchaser's Group"	means the Purchaser and its Affiliates, including, after Closing, the Group Companies;
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"Qualifying Claim"	is defined in paragraph 1.3.1(a) of Schedule 7.1.2;
"Real Properties"	is defined in Article 13.11.1;
"Record Period"	is defined in Article 6.4.1;
"Regulatory Clearances"
means any and all authorisations, approvals, consents, permits and clearances required for the lawful and valid consummation of the Transaction from the relevant merger control Governmental Authorities (or expiration of statutory time periods after which an approval, consent, permit or clearance by such relevant Governmental Authority is deemed to have been granted) in the jurisdictions set out in Part 1 of Schedule 3.1.2;

"Repayable Sum"	is defined in paragraph 1.8.3 of Schedule 7.1.2;
"Representative"	means, in relation to any person, such person's directors, officers, employees, lawyers, accountants, auditors, bankers or other advisers, agents, sub-contractors or brokers;
"Restricted Information"	means information the disclosure of which would (i) contravene applicable Laws, (ii) be reasonably likely to affect the privileged nature of such information, or (iii) breach any duty of confidentiality owed to any third party;
"Restricted Products"
means the specific products from the following categories:
(i)    Folding Box Board – GC1 / GC2 Board;

(ii)    Specialty Kraft Paper (Ipack) basis weight 30 to 50 gsm;

(iii)    Cut Size B/C, B+ and A/A+; and

(iv)    offset folio and reels;

"Restricted Territory"
means:
(i)    Poland with respect to the following Restricted Products: Folding Box Board – GC1 / GC2 Board and Specialty Kraft Paper (Ipack) basis weight 30 to 50 gsm; and

(ii)    Poland, Czech Republic, Slovak Republic and Germany with respect to the following Restricted Product: Cut Size B/C, B+ and A/A+ and offset folio and reels;

"Rules"	is defined in Article 13.14.2;
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"Sale Shares"	is defined in Recital (A);
"Sanctioned Person"
means any person, organization or vessel:
(i)    designated on the list of Specially Designated Nationals and Blocked Persons maintained by Office of Foreign Assets Control of the US Department of the Treasury, the Consolidated List of Financial Sanctions Targets or list of Investment Ban Targets, the Consolidated List of Persons, Groups and Entities Subject to EU Financial Sanctions maintained by the European Commission, or any other list of targeted persons, entities, groups or bodies issued by the UN, US, EU, UK or other member states of the EU;
(ii)    that is, or is part of, a government of a Sanctioned Territory;
(iii)    owned, or controlled by, or acting on behalf of, any of the foregoing;
(iv)    incorporated or located within or operating from a Sanctioned Territory; or
(v)    otherwise targeted under any Economic Sanctions Law;

"Sanctioned Territory"	means any country or other territory subject to a general export, import, financial or investment embargo under any Economic Sanctions Law;
"Seller"	is defined in the preamble of this Agreement;
"Seller's Group"	means the Seller and its Affiliates from time to time, other than the Group Companies;
"Seller's Group Insurance Policies"	means insurance policies subscribed by a member of the Seller's Group providing coverage to any of the Group Companies, their activities, employees or assets, in each case prior to Closing;
"Seller Guarantor"	is defined in the preamble of this Agreement;
"Seller's Knowledge"	means the actual knowledge of Brian N. McDonald, James P. Royalty Jr., Jean-Marc Servais, Piotr Staszel, Hans Bjorkman, Gerald Demets, Danny Pieters and Michael Kruger as well as the knowledge such person would have had after due inquiry with Tomasz Brodecki, Aneta Muskala, Marcin Figacz, Jacek Sobanski, Piotr Klimek and Aleksandra Klecha, as of the date of this Agreement; the Seller herewith confirms that due inquiry as described above has actually taken place prior to the date of this Agreement;
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"Senior Employee"	means any employee of the Group Companies whose annual basic salary exceeds PLN 180,000;
"Sylvamo"	means Sylvamo Corporation, a corporation organized under the laws of the State of Delaware, United States, having its registered address at 1209 Orange Street - Corporation Trust Center, Wilmington, New Castle, DE, 19801, United States and its principal place of business at 6400 Poplar Avenue, Memphis, TN, 38197, United States;
"Specific Indemnity Claim"	means a Claim under Article 7.4;
"Straddle Period"	means any taxable period that starts before Closing and ends after Closing;
"Subsidiary"
means Przedsiębiorstwo Produkcyjno – Handlowe "Tor – Pal" sp. z o.o. a limited liability company, organized under the laws of Poland, whose registered office is located at ul. Lotnicza 1/2, 82-500 Kwidzyń, Poland, registered with the registry of entrepreneurs kept by District Court Gdańsk – Północ in Gdańsk, VII Commercial Division of National Court Register (KRS) under KRS number 0000054599;

"Tactical Brands"	means Ballet, Captain, IP Basic, Impulse, Sirius and Tecnis;
"Tactical Brands License Agreements"	is defined in Article 5.13.2;
"Tax Authority"	means any Governmental Authority competent to impose any liability in respect of Taxes and responsible for the assessment, administration or collection of Taxes or enforcement of any law in relation to Taxes;
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"Tax Certificate"
means the following certificates issued by the relevant Tax Authorities confirming lack of tax arrears in respect of corporate income Tax, VAT, local taxes, social security contributions or customs and excise duty in Poland:
(i)    with respect to Kwidzyn: certificate confirming lack of outstanding tax liabilities, certificate confirming lack of outstanding social security liabilities, two certificates confirming lack of outstanding local tax liabilities (from City of Kwidzyn, Municipality of Kwidzyn and Municipality of Bartoszyce (for agricultural tax)) and certificate confirming lack of outstanding excise customs and duty liabilities; and
(ii)    with respect to the Subsidiary: certificate confirming lack of outstanding tax liabilities, certificate confirming lack of outstanding social security liabilities and certificate confirming lack of outstanding customs and excise duty liabilities;

"Tax Claim"	means a Claim for an inaccuracy, incompleteness or breach of a Tax Warranty and any Claim under the Tax Indemnity;
"Tax Credit"	is defined in Article 6.5.5(iv);
"Tax Indemnity"	means the tax indemnity set out in Article 9 of this Agreement;
"Tax Liability"	means any liability under the Tax Indemnity or any of the Tax Warranties;
"Tax Period"	means any period prescribed by any Tax Authority for which a Tax Return is required to be filed or a Tax is required to be paid or assessed;
"Tax Refund Amount"	is defined in Article 6.5.5(iv);
"Tax Relief"	includes any loss, relief, allowance, credit, deduction, exemption or set-off in respect of any Tax or relevant to the computation of any income, profits gains or basis for the purposes of any Tax, or any repayment of or saving of Tax and any reference to the use or set off of a relief shall be construed accordingly;
"Tax Return"	means any return, declaration, report, form, statement, notification or other document relating to Taxes;
"Tax Warranties"	means the Warranties set forth in paragraph 1.17 of Schedule 7;
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"Taxes"
means any and all taxes whether direct or indirect, whether state or local, and whether levied by reference to income, profits, gains, added value or other reference, social and health insurance premiums, and other similar compulsory public duties, payable to state, local government or other Governmental Authorities, including advances on tax and instalments of tax interest, penalties, fines, sanctions and default interest accruing due to any lack of or delay in satisfying public liabilities, whether imposed by any Tax Authority or arising by operation of law, including but not limited to corporate tax, VAT, Polish Social Security Authority (Zakład Ubezpieczeń Społecznych) contributions (social security contributions), tax on civil law transactions, real estate tax, excise duty and customs duty;

"Third Party Claim"	is defined in paragraph 1.7.1 of Schedule 7.1.1;
“Third Party Right”	means any interest or equity of any person (including any right to acquire, option or right of pre emption or conversion) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement, or any agreement to create any of the above;
"Transaction"	means the transactions contemplated by this Agreement and the Transaction Documents, including the purchase and sale of the Sale Shares;
"Transaction Documents"	means this Agreement, the Transitional Services Agreement, the License Agreement, the Non-Disclosure Agreement, the Inter-Company Termination Agreement and all other agreements entered into or to be entered into in connection with or pursuant to this Agreement;
"Transitional Services Agreement"	means the transitional services agreement in Agreed Form;
"VAT"	means value added tax or any other sales or turnover Tax of any relevant jurisdiction;
"W&I Insurance Policy"	means the warranties and indemnities insurance policy between the Purchaser and the W&I Insurer dated February 12, 2021 subscribed by the Purchaser and issued by the W&I Insurer, with policy number Y55MNA5348 in connection with the Transaction;
"W&I Insurer"	means AIG Europe S.A. Direktion für Deutschland, registered with the commercial register (Handelsregister) of the local court of Frankfurt am Main under HRB 112611 and registered address at Neue Mainzer Straße 46-50, 60311 Frankfurt am Main;
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"Warranties"	is defined in Article 7; and
"Warranty Claim"	means a Claim for an inaccuracy, incompleteness or breach of any Warranty.
1.2Interpretation
1.2.1In this Agreement, words importing the singular include the plural and vice versa, and words importing a gender include every gender.
1.2.2Definitions given for a noun also apply mutatis mutandis to verbs, adjectives and adverbs that have the same root and vice versa.
1.2.3A reference to this Agreement (or to any specified provision of this Agreement) or a reference to any other document herein is to this Agreement (or provision) or such document, as amended, modified, supplemented, varied, assigned or novated, from time to time.
1.2.4The headings used in this Agreement are for convenience of reference only and shall not affect the interpretation of the provisions of this Agreement.
1.2.5A reference to a "person" shall be construed so as to include any individual, firm, body corporate, joint venture, unincorporated association or partnership, trust, works council, employee representative body, government, governmental body, state, authority or agency (in each case, whether or not having separate legal personality), and shall be deemed to include a reference to that person's successors and assigns.
1.2.6If a period of time is specified as from a given day, or from the day of an act or event, it shall be calculated exclusive of that day and including the relevant last day of this period of time.
1.2.7For the purposes of applying a reference to a monetary sum expressed in € or euros, an amount in a different currency shall be deemed to be an amount in euros converted on the relevant date at the exchange rate published by Bloomberg at 11 A.M. CET on such date or, if no such rate is established or quoted on that date, on the first preceding date on which such rates are established or quoted (the "Exchange Rate").
1.2.8Any reference to any law or enactment (including in this Article 1) includes references to:
(i)that law or enactment as re-enacted, amended, consolidated, extended or applied by or under any other enactment (before the date of this Agreement);
(ii)any law or enactment which that law or enactment re-enacts (with or without modification); and
(iii)any subordinate legislation made (before the date of this Agreement) under any law or enactment, as re-enacted, amended, consolidated, extended or applied, as described in paragraph (i) above, or under any law or enactment referred to in paragraph (ii) above, provided that, as between the Parties, no such re-enactment, amendment, consolidation, extension or application shall apply for the purposes of this Agreement
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to the extent it would impose any new or extended obligation, liability or restriction on any Party, and "law" and "enactment" includes any legislation in any jurisdiction;
1.2.9References to "costs" and/or "expenses" incurred by a person shall not include any amount of Tax comprised in such costs or expenses for which either that person or, if relevant, any other member of the group to which that person belongs is entitled to credit, refund or repayment or to obtain a relief under any applicable law or tax authority practice (whether in Poland or elsewhere).
1.2.10The expressions "parent undertaking", "subsidiary undertaking" and "undertaking" shall have the meanings given in sections 1161 and 1162 of the Companies Act, the expressions "subsidiary", "holding company" and "wholly-owned subsidiary" shall have the meanings given in section 1159 of the Companies Act and the expression "group" shall have the meaning given in section 474 of the Companies Act.
1.2.11Any reference to "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise, and "controlled" shall have a corresponding meaning. It is acknowledged that Ilim SA and its Affiliates are not controlled by the Seller's Group and are not Affiliates of the Seller's Group.
1.2.12Any reference in this Agreement to a "notice" shall be deemed to be a reference to a "written notice" (and the words "notify," "notified," "notification" shall be interpreted accordingly).
1.2.13In construing this Agreement, the so-called "ejusdem generis" rule does not apply and accordingly the interpretation of general words is not restricted by (i) being preceded by words indicating a particular class of acts, matters or things; or (ii) being followed by particular examples.
1.2.14A reference to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than England and Wales be deemed to include what most nearly approximates the English legal term in that jurisdiction and references to any English statute or enactment shall be deemed to include any equivalent or analogous laws or rules in any other jurisdiction.
Article 2.SALE AND PURCHASE OF THE SALE SHARES
2.1Sale and Purchase of the Sale Shares
2.1.1Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the Seller shall sell and deliver to the Purchaser, and the Purchaser shall purchase from the Seller, the Sale Shares, free and clear of any Encumbrances, together with all rights and obligations attached thereto as at the Closing Date, including the right to receive all dividends, return of capital or any other distributions declared, made or paid with effect from and after the Closing Date.
2.1.2The Parties agree that the transfer of ownership title (tytuł własności) of the Sale Shares shall occur on the Closing Date, at the moment the full amount of the Preliminary Purchase Price plus the Estimated Intra-Group Payment or minus the Estimated Intra-Group Deduction, as applicable, is credited to the bank account
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notified by the Seller to the Purchaser (such notification to occur five (5) Business Days prior to the Closing Date at the latest).
2.1.3Neither the Purchaser nor the Seller shall be obliged to complete the sale and purchase of the Sale Shares unless the sale and purchase of all Sale Shares is completed simultaneously in accordance with this Agreement, but completion of the sale and purchase of some of the Sale Shares shall not affect the rights of the Parties with respect to the sale and purchase of the others.
2.2Purchase Price
The aggregate cash consideration for the acquisition of the Sale Shares (the "Final Purchase Price") shall be equal to:
(i)six hundred and seventy million (670,000,000) euros (the "Base Purchase Price");
(ii)minus the amount of Net Financial Debt (to the extent Financial Debt is greater than Cash) or plus the amount of Net Financial Debt (to the extent Cash is greater than Financial Debt);
(iii)plus the amount (in absolute value), if any, by which the Net Working Capital exceeds the Net Working Capital Target provided that the Net Working Capital shall for such purposes in no event exceed 300,000,000 Polish Zloty, or minus the amount (in absolute value), if any, by which the Net Working Capital is less than the Net Working Capital Target.
2.3Preliminary Purchase Price
2.3.1For the purpose of determining the payment to be made by the Purchaser to the Seller at Closing in consideration for the Sale Shares (the "Preliminary Purchase Price"), the Seller shall prepare in good faith and deliver to the Purchaser before 11.00am on the tenth (10th) Business Day preceding the Closing Date a statement (the "Pre-Closing Statement") setting out (in addition to the items set out in Article 5.3.2 and the Seller’s bank account for payment of the Preliminary Purchase Price and other payments at Closing), the Seller's reasonable estimate of Net Financial Debt and Net Working Capital (respectively the "Estimated Net Financial Debt" and "Estimated Net Working Capital"). The Preliminary Purchase Price shall be equal to:
(i)the Base Purchase Price;
(ii)minus the amount of Estimated Net Financial Debt (to the extent estimated Financial Debt is greater than the estimated Cash) or plus the amount of Estimated Net Financial Debt (to the extent the estimated Cash is greater than the estimated Financial Debt); and
(iii)plus the amount (in absolute value), if any, by which the Estimated Net Working Capital exceeds the Net Working Capital Target, or minus the amount (in absolute value), if any, by which the Estimated Net Working Capital is less than the Net Working Capital Target);
but shall in no event exceed an amount of six hundred and seventy million (670,000,000) euros, it being agreed that such limitation on the Preliminary Purchase Price shall have no effect whatsoever on the amount of the Final Purchase Price.
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2.3.2The Seller shall consider in good faith any comments regarding the Pre-Closing Statement provided by the Purchaser, however, the Purchaser shall not be entitled to object to the Pre-Closing Statement, except in case of manifest error therein, such as a typographical error in the calculation, or an error in the arithmetic calculation of the relevant items. Any such objection shall be prepared in good faith, notified in writing by the Purchaser to the Seller within three (3) Business Days from receipt of the Pre-Closing Statement and shall indicate the Purchaser's reasonable estimate of the amounts to which the objections relate.
2.3.3If the Purchaser objects to the Pre-Closing Statement, the Parties shall first endeavor to resolve any matters that are subject of such objection within two (2) Business Days. In the event that no agreement is reached between the Parties within such two (2) Business Days period, such matter(s) shall within a period of 1 (one) Business Days be referred to the Vice President Strategy of International Paper Company and the CEO of Mayr-Melnhof Karton AG, who shall enter into good faith discussions on the relevant matter and seek to find agreement acceptable to both Parties. If such agreement is not reached within a period of two (2) Business Days, the Parties shall proceed to Closing and any amount in dispute shall be economically split 50:50 between the Parties’ positions and be accounted for accordingly in the calculation of the Preliminary Purchase Price, it being agreed that the economic split of the amount in dispute shall have no effect whatsoever on the amount of the Final Purchase Price which shall be determined in accordance with Article 2.4 and Schedule 2.4.1.
2.4Purchase Price Adjustment and Intra-Group Settlement
2.4.1The Parties shall prepare and agree on (or have determined by the Independent Accountants) the Closing Balance Sheet and the Closing Statement as set out in Schedule 2.4.1.
2.4.2Subject to Article 2.4.5, if the Final Purchase Price and/or the Intra-Group Settlement as finally determined pursuant to Schedule 2.4.1 is greater than the Preliminary Purchase Price and/or the Estimated Intra-Group Settlement, respectively, then, within five (5) Business Days of such determination, the Purchaser shall pay an amount equal to such excess (the “Excess Amount”) to International Paper Investments (Luxembourg) S.a r.l., on behalf of and for the account of the Seller, in cash by wire transfer of immediately available funds to the bank account notified by the Seller no later than two (2) Business Days prior to the contemplated date of the wire transfer. Such payment shall release the Purchaser from its obligation to pay the Excess Amount to the Seller.
2.4.3Subject to Article 2.4.5, if the Final Purchase Price and/or the Intra-Group Settlement as finally determined pursuant to Schedule 2.4.1 is less than the Preliminary Purchase Price and/or the Estimated Intra-Group Settlement, respectively, then, within five (5) Business Days of such determination, the Seller shall pay (or cause any of its Affiliates to pay) an amount equal to such shortfall to the Purchaser in cash by wire transfer of immediately available funds to the bank account notified by the Purchaser no later than two (2) Business Days prior to the contemplated date of the wire transfer. Such payment shall release the Seller from its obligation to pay the shortfall amount pursuant to this Article 2.4.3 to the Purchaser.
2.4.4Schedule 2.4.1 contains an example of the calculation of the Final Purchase Price and the Purchase Price Adjustment pursuant to Articles 2.2 and 2.4 for mere illustrative purposes.
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2.4.5The Parties agree that:
(i)the Final Purchase Price shall be reduced by eight million (8,000,000) euros. The Parties acknowledge and agree that the price reduction set out in this Article 2.4.5 is in full and final settlement of all claims by any member of the Purchaser’s Group relating to termination prior to Closing of Group Companies’ forward agreements relating to CO2 certificates and foreign exchange referred to in Schedule 2.4.5, as well as related comfort letters granted by the Seller Guarantor which termination led to the following cash payments to (or balances of) the Group Companies (i) a cash payment in the amount of fifteen million three hundred forty thousand two hundred fifty (15,340,250) euros and (ii) a negative cash balance in the amount of seventeen million six hundred and forty-four thousand three hundred and twenty-one (17,644,321) Polish Zloty (the net aggregate amount of such cash payment and balances being the "Cash Increase Amount"); and
(ii)even if all or portion of the Cash Increase Amount has not been received by the Group Companies as at the Accounts Date, such amount shall be treated as part of the Cash and shall be shown in the Closing Balance Sheet for the purpose of determining the Final Purchase Price, it being further agreed that if only a portion of the Cash Increase Amount is actually received by the Group Companies as at the date falling sixty (60) days after the Closing Date, only the portion actually received by the Group Companies as at such date shall be treated as a portion of the Cash and shall be shown in the Closing Balance Sheet.
2.5No leakage undertaking
2.5.1The Seller undertakes to the Purchaser that if there has been any Leakage since the Accounts Date that has not been reflected in the Final Purchase Price then the Seller shall:
(i)subject to Clause 2.5.2, following Closing, pay or procure payment in cash to the Purchaser on demand a sum equal to the aggregate of the amount of such Leakage and reasonable costs and expenses relating to its recovery;; and
(ii)notify the Purchaser in writing within thirty (30) days of Closing of any Leakage between the Accounts Date and Closing.
2.5.2Any payments that constitute Leakage that are already provided for under this Agreement (if any) shall be disclosed in writing by or on behalf of the Seller to the Purchaser within thirty (30) days of Closing and shall be deducted from the Final Purchase Price. Nothing in this Agreement, however, shall affect the Purchaser’s right to recover any Leakage to the extent that such Leakage was only identified after the Final Purchase Price has been determined and or paid.
2.5.3For the purposes of Clause 2.5 the amount of any Leakage shall not include any amount in respect of VAT which is recoverable by repayment or credit by a Group Company (whether directly or through a representative member of any group for VAT purposes)
2.5.4The liability of the Seller pursuant to this Article 2.5 shall terminate on the date falling six (6) months after Closing unless before that date the Purchaser has notified the Seller of a breach of the undertakings set out in Article 2.5.1, in which case, in
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relation to any relevant breaches notified, the Seller shall remain liable until any relevant claims have been satisfied, settled or withdrawn.
Article 3.CLOSING CONDITIONS AND TERMINATION
3.1Closing Conditions
3.1.1The obligations of the Parties to sell and to purchase the Sale Shares are subject to the following conditions precedent:
(i)the Regulatory Clearances shall have been obtained; and
(ii)there shall not be in effect any order, injunction, decision or judgment entered by or with any Governmental Authority which has the effect of making unlawful or otherwise prohibiting the transfer of the Sale Shares to the Purchaser.
3.1.2The Purchaser Guarantor shall, at its own cost and expenses:
(i)unless already made prior to the date hereof, make full and accurate notifications with the relevant Governmental Authorities by the Filing Deadline; with respect to the competent Governmental Authorities in the jurisdictions set out in Part 1(a) of Schedule 3.1.2, however, the Filing Deadline shall be extended by ten (10) Business Days if the Purchaser has, no later than five (5) Business Days prior to expiry of the Filing Deadline, informed the Seller that pre-notification requests for information from the European Commission are still being processed or that the European Commission has otherwise not yet confirmed to the Purchaser that the draft Form CO (required for notification) is considered to be complete and ready to be formally filed. The Purchaser can request successive extensions as permitted by the preceding sentence, provided, however, that the Filing Deadline may not be extended unilaterally by the Purchaser beyond the Final Filing Deadline;
(ii)supply promptly to the relevant Governmental Authorities any additional information and documents that may be requested by the relevant Governmental Authorities in connection with the Transaction;
(iii)keep the Seller regularly and fully informed of material developments in connection with merger control proceedings for any proposed acquisitions by the Purchaser or any of its Affiliates (including the Kotkamills Acquisition) (collectively, "Additional Regulatory Clearances"), and inform promptly the Seller if it becomes aware of anything that is likely to result in any of the Regulatory Clearances or the Additional Regulatory Clearances being delayed or denied and promptly provide: (a) the Seller with all non-privileged and non-commercially sensitive documents and information and (2) the Seller's advisors on an "outside counsel only" basis as set out in Article 3.1.5, with privileged and commercially sensitive documents and information, in each case, concerning the filings and any communication exchanged with the competent Governmental Authorities (and in the case of non-written communications, details thereof) in connection with any Regulatory Clearance;
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(iv)provide the Seller with drafts of each notification, submission, response or other communication (excluding communication of a purely administrative nature) which it proposes to submit to any Governmental Authorities in connection with the Regulatory Clearances (whether proposed to be made orally, in writing, in electronic format or otherwise) in due time to enable the Seller to timely review and comment and take due consideration of any reasonable comments made by the Seller (or its advisers);
(v)provide, without undue delay, the Seller with all documents and information (other than Restricted Information) filed with or requested by the relevant Governmental Authorities in connection with any Regulatory Clearances;
(vi)give the Seller reasonable notice of all meetings, telephone or video conferences related to the Transaction with any competent Governmental Authority and invite, unless not permitted by the relevant Governmental Authority, the Seller's counsel to participate in any such meetings or telephone conversations with the relevant Governmental Authorities;
(vii)give notice to the Seller, within two (2) Business Days of the date of a Regulatory Clearance or Additional Regulatory Clearance being obtained (including copy of the relevant Regulatory Clearance as soon as received from the relevant Governmental Authorities);
(viii)propose to any relevant Governmental Authority, negotiate with such authority, commit to and implement all undertakings or commitments (whether by consent decree, hold separate orders or otherwise), including committing to behavioral or conduct remedies, or otherwise encumber, limit or impair or take any other action with respect to the Purchaser's Group's ability to own or operate any assets, properties, businesses or product lines of the Purchaser's Group, Kotkamills Group Oyj (and its Affiliates) or the Group Companies (including commitments to enter into, modify or terminate any commercial agreement), in each case, as necessary or advisable to obtain all Regulatory Clearances within the Agreed Timeline and in any event prior to the Longstop Date, provided that any commitment to sell, divest, hold-separate, transfer or dispose assets shall be limited as set out in Part 5 of Schedule 3.1.2 (the "Regulatory Actions"); and
(ix)until the Purchaser has obtained the Regulatory Clearances, not enter into (and shall procure that none of its Affiliates from time to time shall enter into) any agreement or arrangement (including any agreement or arrangement relating to the acquisition of all or part of any business) and avoid the entry of any permanent or preliminary injunction or other order, in each case, where the effect of any such agreement, arrangement, injunction or order is likely to adversely affect, delay or prejudice obtaining the Regulatory Clearances, it being expressly agreed that this paragraph (ix) shall not apply to any divestments required to obtain Regulatory Clearance or Additional Regulatory Clearances or to implement the Regulatory Actions (or any part thereof) in accordance with Article 3.1.2(viii) above, and, further, shall not prohibit the Purchaser from making any filing to any Governmental Authority after the Purchaser has obtained the Regulatory Clearances.
3.1.3The Purchaser shall not, without the prior consent of the Seller, offer, accept or agree any undertaking, condition, commitment, modification, settlement, consent order or similar arrangement to, from or with any Governmental Authorities which amends,
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varies or modifies the terms of this Agreement in such a way as to adversely affect the value to the Seller of the Transaction.
3.1.4The Seller shall cooperate in good faith with the Purchaser with respect to the filings and shall supply and cause the relevant members of the Seller's Group and the Group Companies to promptly supply, any information and documentary material (subject to any confidentiality undertakings or legal or regulatory requirements or other Restricted Information which may prevent such disclosure) that may be reasonably required for the preparation of all filings necessary in connection with the Regulatory Clearances, as well as any additional information requested by the relevant Governmental Authority in connection with the examination of the filings or that is necessary in order to respond to questions raised by the Governmental Authority.
3.1.5In connection with any disclosure made or information provided by one Party to the other Party under Articles 3.1.2 through 3.1.4, the Seller and the Purchaser may, as they each deem advisable and necessary, designate competitively sensitive materials or information provided to the other as "outside counsel only." Such materials and the information contained therein shall be provided only to outside counsel and/or previously agreed outside consultants of the recipient and will not be disclosed by such outside counsel or outside consultants to employees, officers, or directors of the recipient without the prior written consent of the Party providing such materials or information.
3.2Termination
3.2.1Without prejudice to Article 3.2.2, in the event that any Closing Condition is not satisfied (or, to the extent legally permitted, waived) on or before December 31, 2021 at 11:59 P.M. CET (the "Longstop Date") (or, in the event Article 3.2.2 applies, the Extended Longstop Date), either Party may terminate this Agreement with immediate effect by written notice to the other Party, provided that the right to terminate this Agreement shall not be available to a Party whose breach of this Agreement has been the cause of, or resulted in, a Closing Condition not being satisfied or becoming impossible to be satisfied before the Longstop Date (or, in the event Article 3.2.2 applies, the Extended Longstop Date).
3.2.2In the event that (i) the Closing Condition set forth in Article 3.1.1(i) is not satisfied on or before the Longstop Date or (ii) all Closing Conditions have been satisfied but Closing does not take place on or before the Longstop Date each Party shall have the option, by written notice to the other Party, to extend the Longstop Date until the date falling six (6) months after the Longstop Date (the "Extended Longstop Date").
3.2.3In the event that (i) the Closing Condition set forth in Article 3.1.1(i) is not satisfied by the Extended Longstop Date, or (ii) all Closing Conditions have been satisfied but Closing does not take place on or before the Extended Longstop Date as a result of the Purchaser failing to deliver (or procure the delivery of) the items set out in Article 4.2.5(i) or 4.2.5(ii), the Seller shall be entitled irrevocably and unconditionally, by written notice to the Purchaser, to require the Purchaser to pay, and the Purchaser shall pay, within five (5) Business Days of receiving the Seller's written request to pay, a sum equal to three (3) per cent of the Base Purchase Price (the "Break Fee"), whether this Agreement is terminated pursuant to Article 3.2.1 or not, provided that the Break Fee shall not be payable if the failure to fulfil the Closing Condition set forth in Article 3.1.1(i) was a direct result of the failure by the Seller to comply with its obligations under Article 3.1.4. The Parties acknowledge that the Break Fee constitutes a proportionate protection of the Seller's legitimate interests to
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effect the Transaction as soon as reasonably practicable, with a minimum disruption to the Seller's Group and the Group Companies' operations.
3.2.4If this Agreement is terminated in accordance with this Article 3.2, the provisions of Articles 1 and 9 shall survive and termination shall be without prejudice to the rights of the Seller and the Purchaser in respect of any breach of this Agreement which has occurred prior to such termination.
Article 4.CLOSING
4.1Date and Location of Closing
4.1.1The closing of the Transaction (the "Closing") shall take place at the offices of Wardynski & Partners, located at Al. Ujazdowskie 10, 00-478 Warsaw, Poland (or at such other place, including by means of virtual meetings only, as may be agreed in writing between the Parties), on the Closing Date.
4.1.2The Parties agree that as all Regulatory Clearances have been obtained, the "Closing Date" shall be 6 August 2021 or any other date as may be agreed in writing between the Parties.
4.2Actions at Closing
4.2.1On the Closing Date, all of the actions listed in Articles 4.2.4 and 4.2.5 shall be carried out by the Seller and the Purchaser, respectively. All matters at Closing shall be deemed to take place simultaneously, and, subject to Article 4.2.2, no delivery of any document or the taking of any action required to be completed or taken at or in connection with the Closing shall be deemed complete or taken until all documents required to be delivered and actions required to be taken pursuant to this Agreement at or in connection with the Closing have been delivered or taken, each of such actions and deliveries shall be deemed to have occurred as at the Closing Date.
4.2.2If any of the provisions of Article 4.2.4 or 4.2.5 is not complied with in any material respect by a Party, it being agreed that a material non-compliance shall only arise (a) in the case of the Seller, where the Seller has failed to deliver (or procure the delivery of) the items set out in Articles 4.2.4(i) or 4.2.4(ii) and (b) in the case of the Purchaser, where the Purchaser has failed to deliver (or procure the delivery of) the item set out in Articles 4.2.5(i) or 4.2.5(ii), the other Party shall be entitled, subject to a five (5) Business Day cure period, (i) to refuse to proceed with the Closing and shall incur no liability vis-à-vis the other Party in connection with such refusal, without prejudice however to its right to seek and obtain from the defaulting Party any other remedy that may be available under applicable Law, (ii) to effect the Closing so far as practicable having regard to the defaults which have occurred and without limiting their rights under this Agreement, or (iii) to determine, upon mutual written agreement with the other Party, a new date for the Closing (being no more than ten (10) Business Days after the agreed Closing Date) in which case the provisions of this Article 4.2 shall apply to the Closing as so deferred but provided such deferral may only occur once. If, in accordance with the preceding sentence, the Closing is deferred and at such deferred Closing (again) any of the provisions of Article 4.2.4 or 4.2.5 is not complied with in any material respect, the non-defaulting Party may terminate this Agreement by written notice to the other Party in which case Article 3.2.4 shall apply mutatis mutandis.
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4.2.3If the Purchaser defaults in the payment of any amount due and payable on the Closing Date, such amount shall be increased to include an interest accruing thereon from the date when such payment is due until the date of actual payment at a rate of six per cent (6%) per annum, such interest shall accrue from day to day and shall be determined pro rata temporis on the basis of a year of 365 days.
4.2.4The Seller shall, on the Closing Date, deliver to the Purchaser, or ensure the delivery to the Purchaser of:
(i)two (2) original copies of a share transfer agreement for the transfer of Sale Shares by the Seller to the Purchaser (or a wholly owned subsidiary of the Purchaser) in Agreed Form, duly executed (with signatures certified by notary public) by the Seller;
(ii)copies of share ledgers (księga udziałów) of Group Companies signed in accordance with their rules of representations;
(iii)a copy executed by the Seller, in Agreed Form, of a notification on the share transfer and the acquisition by the Purchaser of the dominant position towards Kwidzyn together with joint instructions to Kwidzyn to enter the Purchaser into the share ledger (księga udziałów) of Kwidzyn as the owner of the Sale Shares;
(iv)two (2) copies of the Transitional Services Agreement duly executed by the relevant member(s) of the Seller's Group, on the one hand and Kwidzyn, on the other hand (with original copies to be sent to Purchaser as soon as practicable after Closing);
(v)two (2) copies of the License Agreement duly executed by the relevant member(s) of the Seller's Group, on the one hand and Kwidzyn, on the other hand (with original copies to be sent to Purchaser as soon as practicable after Closing);
(vi)copies of all prior corporate authorizations required in connection with the execution by the Seller of this Agreement and any other Transaction Documents and the consummation of the Transaction;
(vii)Tax Certificates for each Group Company issued by the relevant Governmental Authority in the month of Closing;
(viii)a disclosure letter updating, supplementing or amending the contents of the Disclosures (but only with respect to facts or circumstances occurring between the date of this Agreement and the Closing Date) or confirmation in writing that no such updates, supplements or amendments are necessary;
(ix)resignation letters, with effect as of the effectiveness of the transfer of the Sale Shares to the Purchaser, from the persons listed in Schedule 4.2.4(ix) from their offices as members of the management board, the supervisory board or commercial proxies (prokurent) of the Group Companies;
(x)resolution of the shareholders’ meeting of Kwidzyn, adopted prior to the Closing Date, appointing the individuals notified by the Purchaser to the Seller at least ten (10) Business Days prior to the Closing Date as members of
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the management board or the supervisory board of Kwidzyn, with effect as of the transfer of Sale Shares to the Purchaser;
(xi)if Ms. Aneta Muskala is still member of the management board of the Seller at the Closing Date, resignation letter, with effect as of the effectiveness of the transfer of the Sale Shares to the Purchaser, from Ms. Aneta Muskala from her office as member of the management board of the Seller;
(xii)documents to be filed with the Group Companies' banks in order to effect changes in signatories, as may be notified by the Purchaser to the Seller no later than five (5) Business Days prior to the Closing Date;
(xiii)a copy of the COLORLOK License granted to Kwidzyn by HP or the Seller Guarantor pursuant to Article 5.7.2;
(xiv)a duly executed termination agreement in an Agreed Form, with effect no later than on the Closing Date, in respect of all terminated Intra-Group Agreements;
(xv)a duly executed statement confirming that the Preliminary Purchase Price plus the Estimated Intra-Group Payment or minus the Estimated Intra-Group Deduction, as applicable, has been credited to the bank account of the Seller in accordance with Article 2.1.2, including date and time of receipt, and, thus, the transfer of the Sale Shares from the Seller to the Purchaser has occurred; and
(xvi)two (2) copies of the CBL2 Asset Purchase Agreement duly executed by the relevant member of the Seller's Group (with original copies to be sent to Purchaser as soon as practicable after Closing);
4.2.5The Purchaser shall, on the Closing Date, deliver to the Seller, or ensure the delivery to the Seller of:
(i)two (2) original copies of a share transfer agreement for the transfer of Sale Shares by the Seller to the Purchaser in Agreed Form, duly executed (with signatures certified by notary public) by the Purchaser;
(ii)pay (and/or cause any of its Affiliates to pay) International Paper Investments (Luxembourg) S.a r.l. (and/or any Affiliate of the Seller, as designated by the Seller in writing), on behalf of and for the account of the Seller, the Preliminary Purchase Price, plus, the Estimated Intra-Group Payment or minus, the Estimated Intra-Group Deduction, as applicable by wire transfer of immediately available funds to the bank account(s) notified by the Seller in writing and deliver to the Seller evidence of such payment(s); such payment(s) shall release the Purchaser from its obligation to pay to the Seller the Preliminary Purchase Price and the Estimated Intra-Group Payment;
(iii)a copy executed by the Purchaser, in Agreed Form, of a notification on the share transfer and the acquisition by the Purchaser of a dominant position towards Kwidzyn together with joint instructions to Kwidzyn to enter the Purchaser into the share ledger (księga udziałów) of Kwidzyn as the owner of the Sale Shares;
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(iv)deliver or cause to be delivered to the Seller copies of all prior corporate authorizations required in connection with the execution by the Purchaser of this Agreement and any other Transaction Documents and the consummation of the Transaction; and
(v)two (2) copies of the CBL2 Asset Purchase Agreement duly executed by the relevant member of the Purchaser's Group (with original copies to be sent to the Seller as soon as practicable after Closing).
Article 5.PRE-CLOSING COVENANTS
5.1W&I Insurance Policy
The Purchaser confirms that it has entered into the W&I Insurance Policy prior to or as of signing of this Agreement which is the Purchaser's sole recourse in the event of any breach or inaccuracy of any Warranty or under the Tax Indemnity. The Purchaser further confirms that the W&I Insurance Policy expressly excludes any rights for the provider(s) of the W&I Insurance Policy to exercise any rights of subrogation against the Seller or any of its Affiliates and Representatives, except in case of fraud or fraudulent misrepresentation.
5.2Management of the Group Companies until the Closing Date
5.2.1From the date hereof until the Closing Date, the Seller shall ensure that (a) the Group Companies take all reasonable steps to preserve and protect their assets and goodwill (including their existing relationships with customers and suppliers) and act at all times in the best interests of the Group Companies and (b) the Group Companies are only managed in the ordinary and usual course of business consistent with past practice and in particular, the Seller shall not, and shall ensure that the Group Companies shall not:
(i)approve, direct or authorize any purchase or sale of shares or other securities by, or of, any Group Company, or to create, allot, issue, or grant any option over or right to subscribe for, shares or other securities of any Group Companies, except if made from the Subsidiary to Kwidzyn;
(ii)approve or authorize any dissolution or liquidation or change to the organizational documents of any Group Company, except for (i) minor administrative or housekeeping changes and (ii) any changes required to effect actions permitted under this Article 5.2.1;
(iii)reorganize any of the Group Companies or discontinue any part of their business, other than the Pre-Closing Carve-out;
(iv)acquire equity in any partnership or any incorporated joint venture or incorporate any new subsidiary;
(v)make any material change in their accounting methods or practices, unless required by applicable accounting or tax rules;
(vi)terminate or change any material terms or conditions of employment of any Senior Employee except for increases of salaries in line with past practices or as required by contracts or collective agreements binding on the Group Companies;
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(vii)enter into any arrangement in respect of, or grant of, any transaction or retention bonuses to management or any employee of any Group Company in connection with implementation of the transactions set out in the Transaction Documents;
(viii)make any change in the terms of employment (including pension fund commitments) other than those required by law, which could increase in aggregate the total staff costs of the Group Companies by more than five (5) per cent. per annum;
(ix)incur any capital expenditure in excess of, on an individual basis, five hundred thousand (500,000) euros;
(x)make any acquisition or disposal of any tangible or intangible asset, outside the ordinary and usual course of business consistent with past practice, and for an individual value in excess of one million (1,000,000) euros with respect to tangible assets, and five hundred thousand (500,000) euros with respect to intangible assets, as the case may be;
(xi)incur any Financial Debt with a term longer than one (1) year in excess of, in aggregate, five hundred thousand (500,000) euros (other than any drawdown under the Group Companies' existing credit facilities);
(xii)give any guarantee, indemnity, counter-indemnity, letter of comfort or other agreement to secure an obligation of a third party (including a member of the Seller’s Group);
(xiii)make any loan to any person (other than to another Group Company) in excess of one hundred thousand (100,000) euros (excluding any transfers made as part of cash pooling arrangements);
(xiv)in relation to any Group Company, commence or settle any litigation which could reasonably be expected to result in a payment to, or by, a Group Company of more than one hundred thousand (100,000) euros;
(xv)enter into any new transaction with any member of the Seller’s Group other than on arm’s length terms;
(xvi)amend the terms of any Intra-Group Agreement existing on the date hereof in any material respect;
(xvii)modify in any respect or terminate any Material Contract or enter into any new Material Contract;
(xviii)enter into, amend or terminate any licensing or sub-licensing arrangement;
(xix)create any Encumbrances over the Sale Shares or any shares in the Subsidiary or any assets of any of the Group Companies;
(xx)materially alter, amend or vary:
(1)the methods, policies, principles or practices of Tax accounting (other than to comply with generally accepted accounting practices); or
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(2)the methods of reporting or claiming income, losses or deductions for Tax purposes of any Group Company, in each case to the extent that any of the foregoing could reasonably be expected to materially increase the Tax liabilities of the Group Companies in respect of the period after Closing, save to the extent that the relevant matter or action is undertaken in order to comply with law or a direction from, or published practice of, any Tax Authority or to the extent that the relevant matter or action is consistent with the accounts or with the past practice of a Group Company;
(xxi)make any material Tax elections in respect of any Group Company, to the extent that it could reasonably be expected to materially increase the Tax liabilities of the Group Companies in respect of the period after Closing, save to the extent that the relevant matter or action is undertaken in order to comply with law or a direction from, or published practice of, any Tax Authority or to the extent that the relevant matter or action is consistent with the Accounts or with the past practice of the Group Companies; and/or
(xxii)agree or commit to take any of the foregoing actions;
in each case except:
(i)as set forth in Schedule 5.2.1,
(ii)as expressly provided in or necessary to perform any of the Transaction Documents,
(iii)in the event of any emergency or disaster situation where actions are reasonably required to prevent or mitigate any adverse effect on any of the Group Companies, including as a result of the COVID-19 pandemic (which may require the implementation of any home working, emergency volunteering, sickness absence and sick pay) in which case the Seller shall notify the Purchaser of such actions as soon as practicable,
(iv)where the Purchaser has given its prior explicit written approval, which approval shall not be unreasonably withheld, delayed or conditioned and shall take into consideration the business interest of the relevant Group Company, or
(v)as required by applicable Law, collective agreements, or an enforceable decision of a court, an arbitral tribunal or a Governmental Authority, provided that the Seller consults in good faith with the Purchaser prior to taking any such action to the extent reasonably practicable and takes account of any reasonable requests of the Purchaser with respect to such action.
5.2.2For the purpose of requesting the Purchaser's approval under this Article 5.2, the Seller shall contact Franz Hiesinger by electronic mail at franz.hiesinger@mm-karton.com (or such other person as the Purchaser shall designate by notice to the Seller in accordance with Article 13.1) and shall contain such level of information on the matter for which the Purchaser’s approval is requested as the Purchaser reasonably requires in order to make a well-informed decision in the interest of the relevant Group Company. All such requests for approval shall be deemed granted if
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the Purchaser has not given notice of disapproval by return email or in accordance with Article 13.1 within ten (10) Business Days after receipt of the request for approval, provided, however, that the Purchaser has received sufficient information reasonably required to appropriately assess the request.
5.2.3To the extent permissible under applicable Law, from the date of this Agreement until Closing, the Seller shall:
(i)procure that the Purchaser is provided with such information and assistance as it may reasonably request:
(1)to plan (but not implement) integration of the Group Companies with the Purchaser’s Group following Closing; and
(2)to develop and, with the prior written consent of the Seller, implement arrangements to retain the Group Companies’ employees following Closing (at the sole cost of the Purchaser); and
(ii)provide the Purchaser with monthly management accounts in the form corresponding to the Management Accounts within five (5) Business Days of the end of each month.
5.3Termination of Intra-Group Agreements
5.3.1The Seller shall cause the parties to the Intra-Group Agreements, subject to the Seller bearing all Taxes, to terminate or assign to a member of the Seller's Group all Intra-Group Agreements in force as at the Closing Date, at the latest with effect from 11:59 P.M. CET on the Closing Date, without penalty in respect of such termination or assignment and without any further amounts becoming payable thereunder and without any other liabilities or obligations surviving thereunder, except as provided in this Article 5.3. The Parties acknowledge that the Intra-Group Agreements shall give rise to the final settlements set out in this Article 5.3 and such settlements do not constitute a waiver of rights by counterparties to the relevant Intra-Group Agreements.
5.3.2For the purpose of determining the payments to be made in connection with the Intra-Group Agreements, the Seller shall set out in the Pre-Closing Statement (in addition to the items set out in Article 2.3.1) the actual amounts (including interest) as of 11:59 P.M. CET on the last Business Day of the previous calendar month:
(i)owed by any member of the Seller's Group to any of the Group Companies under the Intra-Group Agreements (the "Estimated Intra-Group Receivables"); and
(ii)owed by any of the Group Companies to any member of the Seller's Group under any of the Intra-Group Agreements (the "Estimated Intra-Group Payables").
5.3.3If the sum of the Estimated Intra-Group Payables exceeds the sum of the Estimated Intra-Group Receivables, the Purchaser shall pay International Paper Investments (Luxembourg) S.a r.l., on behalf of and for the account of the Seller, on the Closing Date, such excess net outstanding amount (the "Estimated Intra-Group Payment").
5.3.4If the sum of the Estimated Intra-Group Receivables exceeds the sum of the Estimated Intra-Group Payables, the Seller shall pay (or cause any of its Affiliates to
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pay) to the Purchaser, on the Closing Date, such excess net outstanding amount, it being agreed that such payment shall be effected by an off-set against the amount payable to the Seller as Preliminary Purchase Price (the "Estimated Intra-Group Deduction", and the Estimated Intra-Group Payment or the Estimated Intra-Group Deduction, as applicable, being the "Estimated Intra-Group Settlement").
5.3.5If (1) the Intra-Group Payables are greater than the Estimated Intra-Group Payables and/or (2) the Intra-Group Receivables are less than the Estimated Intra-Group Receivables, in each case, as finally determined pursuant to Schedule 2.4.1, then, within five (5) Business Days after the determination of the Intra-Group Settlement, the Purchaser shall pay an amount equal to such excess and/or shortfall, as applicable, to International Paper Investments (Luxembourg) S.a r.l., on behalf of and for the account of the Seller in cash by wire transfer of immediately available funds to the bank account notified by the Seller no later than five (5) Business Days prior to the contemplated date of the wire transfer (the "Intra-Group Payment").
5.3.6If (1) the Intra-Group Receivables are greater than the Estimated Intra-Group Receivables or (2) the Intra-Group Payables are less than the Estimated Intra-Group Payables, in each case, as finally determined pursuant to Schedule 2.4.1, then, within five (5) Business Days after the determination of the Intra-Group Settlement, the Seller shall pay (or cause any of its Affiliates to pay) an amount equal to such excess and/or shortfall, as applicable, to the Purchaser in cash by wire transfer of immediately available funds to the bank account notified by the Purchaser no later than five (5) Business Days prior to the contemplated date of the wire transfer (the "Intra-Group Deduction" and the Intra-Group Payment or the Intra-Group Deduction, as applicable, being the "Intra-Group Settlement").
5.3.7Payments made under this Article 5.3 shall constitute full and final settlement of all Intra-Group Payables and Intra-Group Receivables.
5.3.8No payment under this Article 5.3 shall be treated as an adjustment to the Final Purchase Price.
5.4Release of Guarantees and Indemnities
5.4.1The Purchaser shall procure that as at the Closing Date, each member of the Seller's Group is released from any guarantee, indemnity or equivalent commitment granted in favor, or to the benefit, of the Group Companies (including all commitments disclosed in Part A of Schedule 5.4) and, pending such release, the Purchaser hereby indemnifies and hold harmless the Seller and the members of the Seller's Group against all Losses under or in connection with any such guarantee, indemnity or commitment.
5.4.2The Seller shall procure that as at the Closing Date, each Group Company is released from any guarantee, indemnity or equivalent commitment granted in favor, or to the benefit, of the Seller's Group (including all commitments disclosed in Part B of Schedule 5.4) and, pending such release, the Seller hereby indemnifies and hold harmless the Purchaser against all Losses under or in connection with any such guarantee, indemnity or commitment.
5.5Pre-Closing Carve-Out
5.5.1The Seller shall, as soon as practicable after the date of this Agreement and in any event, no later than the Closing Date, ensure that the relevant members of the Seller’s
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Group effect the carve-out actions as set out in Schedule 5.5 (the "Pre-Closing Carve-out") at no cost to the Group Companies, it being agreed that completion of such actions shall be subject to the Seller (or relevant Affiliate) obtaining all necessary third parties' (including employees', if applicable) consents.
5.5.2The Seller further agrees that in the event the Pre-Closing Carve-Out is not completed prior to Closing, the Seller shall procure that all services which cannot be provided to the Group Companies as a result of the Pre-Closing Carve-Out not being completed be provided to the Group Companies pursuant to the Transitional Services Agreement for as long as the Pre-Closing Carve-Out is completed, in which case the Seller shall ensure that the Pre-Closing Carve-Out is completed as soon as reasonably practicable after Closing (subject to the Seller, Kwidzyn (or relevant Affiliates) obtaining all necessary third parties' (including employees', if applicable) consents).
5.5.3The Seller shall, at its own cost and expenses,
(i)to the extent reasonably practicable, consult in good faith with the Purchaser in due time prior to taking any material action relating to the Pre-Closing Carve-Out and take account of any reasonable requests of the Purchaser with respect to such action, provided that such commitment shall in no event delay completion of any action necessary for the Pre-Closing Carve-Out;
(ii)keep the Purchaser regularly informed of actions undertaken to execute the Pre-Closing Carve-Out and inform promptly the Purchaser if it becomes aware of anything that is likely to result in any of the steps of the Pre-Closing Carve-Out being delayed; and
(iii)inform the Purchaser promptly about the completion of the Pre-Closing Carve-Out.
5.6Transfer pricing documentation
5.6.1The Seller shall procure that before Closing:
(i)Group Companies' documentation with respect to the financial year ending December 31, 2020 and required by relevant Tax regulations is prepared by the Seller and copies provided to the Purchaser; and
(ii)the Group Companies prepare, execute and submit to the competent Tax Authority transfer pricing form (TPR-C) statements with respect to the financial year 2020 and, to the extent still open, any preceding periods, in each case, as required by applicable Law.
5.7Trademarks
5.7.1The Seller shall, as soon as practicable after the date of this Agreement, approach HP and seek to obtain a consent for Kwidzyn to manufacture and sell products under the trademark HP for a period of time of eighteen (18) months after Closing.
5.7.2The Seller shall use its best endeavours to procure that HP will also grant to Kwidzyn a license to use the certification/technology (including patents)/trademark bundle "COLORLOK" in their manufacturing processes and sales operations (the "COLORLOK License"). In the event that the COLORLOK License is not granted by HP, the Seller Guarantor shall grant (or cause its Affiliates to grant) a royalty-free COLORLOK License to Kwidzyn.
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5.8Use Permits and construction Work Notifications
5.8.1Without prejudice to the Seller's indemnity obligations pursuant to Article 7.4, the Seller shall use its best endeavours to obtain with respect to each asset listed in Schedule 5.8 the use permit (pozwolenie na użytkowanie) from, and to ensure completion of construction works (zawiadomienie o zakończeniu budowy) is notified to, the relevant Governmental Authority (collectively, the "Outstanding Permits"), in each case, as soon as reasonably practicable after the date of the Agreement and shall provide the Purchaser with copy of each obtained Outstanding Permit promptly after its receipt. In the event that any Outstanding Permit has not been obtained prior to Closing, the Parties shall discuss in good faith whether Closing should be delayed until all Outstanding Permits have been obtained or to proceed with Closing with an indemnity from the Seller to the Purchaser with respect to Losses resulting from post-Closing operations without the Outstanding Permits.
5.8.2The Seller confirms that all Outstanding Permits were obtained as of May 31, 2021.
5.9Data transfer agreement
As soon as reasonably practicable after the date hereof, the Seller shall cause Kwidzyn to put in place a data transfer agreement regulating any international transfers of personal data and any supplementary measures necessary to ensure compliance of such transfers with the data protection legislation, including the GDPR. Such agreement shall reflect the Standard Contractual Clauses for data transfers between EU and non-EU countries published by the European Commission and supplementary measures shall ensure compliance with the EU level of protection of personal data.
5.10Real property easement
The Purchaser has agreed to not take any action with regards to easement rights relating to assets listed in Part 3 of Schedule 7.1.9.
5.11Employees consultation rights
The Parties acknowledge that signing of this Agreement is without prejudice to any employees' consultation rights. The Parties further acknowledge and agree that employees' representative bodies could issue opinions with respect to any potential impact of the Transaction and such opinions shall be considered by the Parties. For the avoidance of doubt, there shall be no obligation on the Parties to take any action as a result of opinions issued by employees' representative bodies.
5.12Provision of Tax documentation
The Seller shall use its best endeavours to procure as soon as reasonably practicable after the date of this Agreement (but in any event prior to April 15, 2021) that the information set out in Schedule 5.14 is prepared and copies provided to the Purchaser.
5.13License Agreements
5.13.1The Seller Guarantor and the Purchaser shall continue to discuss in good faith, based on drafts exchanged between them prior to the date hereof, and use best endeavours to agree a comprehensive license agreement as soon as practicable after the date of this Agreement and in any event prior to Closing, such agreement to provide that, subject to third party rights as discussed between the parties, the Seller Guarantor
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shall license to Kwidzyn, as of the Closing Date, the technology and Intellectual Property rights Kwidzyn needs to operate its business substantially in the manner it is operated as of the date of this Agreement, pursuant to a perpetual and royalty-free license (the "License Agreement").
5.13.2The Seller and the Purchaser shall use best endeavours to agree as soon as practicable after the date of this Agreement and in any event prior to Closing agreements pursuant to which the Seller shall cause the relevant members of the Seller’s Group to grant to Kwidzyn, as of the Closing Date and for a period of six (6) months after the Closing Date, the right to use the brand REY and each Tactical Brand, in each case, pursuant to a Tactical Brand License Agreement in an Agreed Form (the "Tactical Brand License Agreements").
5.14Transfer Employee costs
The Purchaser undertakes to pay the salaries or wages and other remuneration payable to the Transfer Employees starting from 1 August 2021.
Article 6.POST-CLOSING COVENANTS
6.1Insurance
The Purchaser acknowledges that, as from the Closing Date, the Group Companies shall cease to be covered by the Seller's Group Insurance Policies. The Purchaser needs to subscribe to relevant insurance policies in order that, as of the Closing Date, the Group Companies are covered by insurance policies providing appropriate coverage for their business in accordance with good commercial practice applicable to companies in the same industries as the Group Companies. From the date of the Agreement, the Seller shall act in good faith to promptly provide reasonably required information requested by the Purchaser, its insurance broker or its insurer to subscribe to relevant insurance policies as of the Closing Date.
6.2International Paper Trademarks and Logos
6.2.1Subject to Articles 5.7.2, 6.2.3 and 6.2.5, it is expressly agreed that the Purchaser is not purchasing, acquiring or otherwise obtaining, any right, title or interest in any trade or business names, trademarks, domain names, identifying logos or service marks related thereto or containing the name "International Paper", "IP" (as abbreviation of "International Paper") or any part or variation of any of the foregoing or any similar trade name, trademark or logo, or any other trademarks or logos owned by, or licensed to, any member of the Seller's Group (collectively, the "International Paper Trademarks and Logos"), provided that any Owned IP (including Schedule 1.10.1.), with the exception of (i) any Intellectual Property specifically listed in Annex 2 or Annex 3 of Schedule 5.2.1 (but excluding those rights to the SPEED-E word independent of International Paper Trademarks and Logos) and (ii) the domain names listed in Schedule 6.2.1, shall not be considered as International Paper Trademarks and Logos.
6.2.2Subject to Articles 5.7.2, 6.2.3 and 6.2.5, the Purchaser acknowledges and agrees that neither it nor any of its Affiliates (including, after the Closing Date, the Group Companies) will be granted a right to use the International Paper Trademarks and Logos from and after the Closing Date.
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6.2.3Subject to Article 6.2.5, the Purchaser shall, and shall procure that the relevant Group Companies, as soon as practicable and in any event by:
(i)1 February 2022, take all actions to modify the corporate or business name and the trade name of each Group Company to the extent necessary to remove any reference to (or otherwise prevent any risk of confusion or association with) International Paper Company, its Affiliates or the International Paper Trademarks and Logos;
(ii)1 May 2022, sell any and all inventory bearing International Paper Trademarks and Logos existing as at Closing, provided that with respect to products manufactured under trademarks licensed by third parties to Seller's Group (such trademarks to be indicated by the Seller to the Purchaser in writing within sixty (60) days of the date of this Agreement), this entitlement is subject to such third party's consent; For the avoidance of doubt, in the event that HP does not provide the consent set out in Article 5.7.1, this paragraph (ii) shall apply to HP branded products and allow sale of inventory only until 1 December 2021; and
(iii)1 February 2022, take all actions to (i) modify all signage relating to the Group Companies to remove any reference therein to (or otherwise prevent any risk of confusion or association with) the International Paper Trademarks and Logos, and (ii) ensure that the International Paper Trademarks and Logos will cease to appear in all marketing or other materials (including vehicles, packaging materials, letters, faxes, brochures and other promotional materials, business cards, websites, emails, etc.).
6.2.4The Purchaser (on behalf of itself and, as of the Closing Date, on behalf of each Group Company) agrees that the Seller and its Affiliates shall be entitled, until 1 February 2022, to sell any and all inventory that has been produced by International Paper SA in Saillat-sur-Vienne, France, and is bearing, on the basis of an existing Intra-Group Agreement, the Group Companies' trademarks and/or logos.
6.2.5The Seller agrees that the Group Companies shall be entitled within Poland, the Czech Republic and the Slovak Republic:
(i)until 1 February 2022, to exclusively produce and sell office paper under the trademarks and/or logos of REY as well as the Tactical Brands, in each case, as per the Tactical Brands License Agreements; and
(ii)until 1 August 2022, to sell any and all inventory that has been produced by the Group Companies bearing REY and/or the Tactical Brands’ trademarks and/or logos.
6.3Former managers and directors of Group Companies
6.3.1The Purchaser shall not, and shall cause its Affiliates and, following Closing, the Group Companies not to, make any claim against any former or current director, manager or officer of the Group Companies (including those resigning on the Closing Date) with respect to the management of the Group Companies prior to the Closing Date or otherwise seek the liability of any such director, manager or officer in that respect (except in the case of fraud (oszustwo) or willful misconduct (wina umyślna)) and, to the extent any such claim is made or liability is sought, shall indemnify and
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hold any such a director, manager or officer, harmless against the consequences of any such claim or liability.
6.3.2The Purchaser shall procure that at the next annual shareholder’s meeting of each Group Company, resolutions are adopted to grant each former and current members of the management board or the supervisory board of the Group Companies approval or discharge (absolutorium) with respect to carrying out their duties, unless the said person is guilty of fraud (oszustwo) or willful misconduct (wina umyślna). If fraud (oszustwo) or willful misconduct (wina umyślna) are alleged, the Purchaser shall: (i) promptly inform the Seller and, to the extent permitted by Laws, the relevant member of the management board or the supervisory board of the Group Companies of the reasons for not granting such person the approval or discharge (absolutorium) of his/her duties, (ii) allow such person and their Representatives to take all necessary legal actions in his/her defence and (iii) allow such person and their Representatives access to all documents and information (to the extent permitted by Laws) reasonably requested by them.
6.4Access to books and records
6.4.1The Parties agree that from the Closing Date and until the later of (i) the sixth (6th) anniversary of the Closing Date and (ii) the expiry of the period for which books and records must be maintained under applicable law (the "Record Period"):
(i)the Purchaser shall and shall cause its Affiliates (including the Group Companies) to keep and properly maintain the books and records of the Group Companies with respect to any business conducted by the Group Companies prior to the Closing Date or relating to incidents, operations or matters relating to the Group Companies or the Seller's Group as handled by the management employees of the Group Companies which occurred prior to the Closing Date, to the extent such books and records exist as at the Closing Date; and
(ii)the Seller shall and shall cause its Affiliates to keep and properly maintain any books, accounts and other records held by to the extent they relate to any business conducted by the Group Companies prior to the Closing Date or relating to incidents, operations or matters relating to the Group Companies or the Seller's Group as handled by the management employees of the Group Companies which occurred prior to the Closing Date.
6.4.2The Purchaser and the Seller shall permit (at the requesting Party’s costs and without any unreasonable disruption to the business of the other Party and its Affiliates) the other Party and their Representatives to (x) have reasonable access at reasonable times to their books and records and with respect to any business conducted by the Group Companies or the Seller's Group (to the extent it relates to the Group Companies) prior to the Closing Date or relating to incidents, operations or matters relating to the Group Companies or the Seller's Group as handled by the management employees of the Group Companies which occurred prior to the Closing Date and (y) make copies and extracts from such books and records, in each case to the extent necessary to defend any third party claims (including, for the avoidance of doubt, claims made against any member of the other Party’s Group and any claims by the other Party under the Transaction Documents), to prepare the Party’s Group financial statements, Tax Returns or other filings which may be required by Governmental Authorities, stock exchanges, credit agencies or lenders or to initiate, prosecute or defend litigation arising or relating to incidents, matters or events that occurred or are
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alleged to have occurred prior to the Closing Date; provided, however, that Restricted Information and business secrets of the Group Companies or any person shall be redacted from such books and records and that unredacted copies may only be provided to the other Party’s external legal counsel on a counsel-to-counsel only basis, and thereafter the same may be used by the Party's external legal counsel in the defense of a third party claim subject to such counsel using all efforts to protect the confidentiality of Restricted Information and business secrets by available protective orders or other available orders or rulings of the court of competent jurisdiction.
6.4.3During the Record Period each Party shall not, and shall cause its Affiliates not to, destroy any such books and records without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed) which shall be entitled, at its own expense, to request a copy of any such books and records before they are destroyed.
6.5Tax Cooperation
6.5.1Save as otherwise specified in this Agreement (including as set out in Article 6.5.5), the Purchaser shall have the sole and exclusive conduct of the tax affairs of the Group Companies, including but not limited to the filing of Tax Returns and/or conducting any proceedings before or taking actions with any Tax Authority for any and all periods ended (a) prior to Closing or (b) after Closing, including for the avoidance of doubt, the Straddle Period (the "Tax Affairs"). Each Party shall cooperate, to the extent reasonably requested by the other Party, promptly (and in any event, so that the other Party can make the relevant filings within the required deadlines), in connection with Tax Affairs. Without prejudice to other provisions of this Agreement, in particular with respect to Claims, Third Party Claims and access to books and records, such cooperation shall include (i) the provision, upon four (4) Business Days of a Party's written request, of books, records and information that are relevant to any such Tax Return or audit, litigation or other proceeding and (ii) making Representatives available on a mutually convenient basis to provide additional information and explanation of any material provided under this Article 6.5. With respect to any Tax Affairs that could result in a liability of the Seller (including, for the avoidance of doubt, any settlement obligation) pursuant to the Tax Indemnity, the Seller shall have the right to review and comment on any filings and/or actions to be made or taken by the Purchaser and/or any Group Companies and such comments by the Seller are to be taken into account by the Purchaser and/or the Group Companies to a reasonable extent.
6.5.2In no event shall the Purchaser be obliged to:
(i)appeal or procure that the relevant Group Company appeals against any Tax issues or assessment unless the Seller delivers to the Purchaser at the Seller’s cost a written opinion from a leading tax counsel of at least ten (10) years' practice in the relevant area and in the relevant jurisdiction that an appeal against the Tax issues or assessment in question will, on the balance of probabilities be successful and is a reasonable course of action, having regard to the amount of Tax at stake, the likelihood of success and any future increase in the Tax liability of any Group Company; or
(ii)take or procure that the relevant Group Company takes any action the effect of which is likely to adversely affect the future conduct of the business of the Group Companies or affect the rights or reputations of any of them or which is likely to adversely affect the future Tax liability of the Group Companies
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or of the Purchaser or is likely to effectively shift a pre-Closing Tax liability to a post-Closing Tax liability.
6.5.3Notwithstanding Article 6.5.1 above, and unless the conduct of the relevant Tax Affair relates to issues that are likely to have any effect on the position of the Purchaser, any member of the Purchaser’s Group or any of the Group Companies in relation to Taxes post-Closing, with respect to any tax periods ending prior to Closing, or if a tax proceeding has been initiated with respect to any Group Company and a company from Seller’s Group, the Seller shall have the option to conduct any Tax Affairs (and be authorized by the relevant Group Company to conduct such Tax Affairs on its behalf), provided that (i) the Seller fully indemnifies and holds harmless the Purchaser and/or any Group Companies with respect to Losses the Purchaser or any of the Group Companies may suffer as a result of the Seller’s conduct, (ii) the Seller grants the Purchaser and/or the respective Group Companies the right to review and comment on any filings and/or actions to be made or taken by the Seller and consider in good faith such comments by the Purchaser and/or the Group Companies and (iii) if the Sellers exercises the option to conduct any Tax Affairs and offers the indemnity referred to in paragraph (i) above, the Seller shall be entitled, and the Purchaser shall procure that the Seller is enabled to, in the Seller's absolute discretion, cause, in good faith, the Group Companies to take any of the actions listed in Article 6.5.2 as if a references to Purchaser thereto were references to the Seller. The Purchaser shall and shall use its reasonable endeavors to ensure that the Group Companies, as may reasonably be required, assist the Seller with respect to such Tax Affairs. The Seller shall provide the Purchaser and the relevant Group Company with copies of all correspondence and other documentation of whatever nature sent to or received in relation to such Tax Affairs.
6.5.4Without prejudice to the generality of Articles 6.5.1 to 6.5.3, the Parties agree that if the deadline for filing Tax Returns with respect to the Group Companies for the fiscal year ending on December 31, 2020 ("2020 Tax Returns") expires:
(i)on, prior to or within one calendar month after the Closing Date, the 2020 Tax Returns shall be prepared and filed (or caused to be prepared and filed) by the Seller, at its costs and expenses; or
(ii)after the date which is one calendar month after the Closing Date (and the 2020 Tax Returns have not been filed prior to such date), the 2020 Tax Returns shall be prepared and filed (or caused to be prepared and filed) by the Purchaser, at its costs and expenses, it being further agreed that:
(i)the 2020 Tax Returns shall be prepared in accordance with Article 6.5.5(i) and generally in a manner consistent with past practices of the Group Companies, save with respect to changes required to comply with applicable Laws;
(ii)the Purchaser and the Seller shall have an equal number of Business Days to prepare and review respectively the 2020 Tax Returns prior to the date the 2020 Tax Returns are due to be filed;
(iii)the Purchaser shall revise the proposed 2020 Tax Returns to reflect any revisions reasonably requested by the Seller; and
(iv)in the event of disagreement between the Parties as to whether revisions requested by the Seller should be included in any 2020 Tax
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Return, the Parties shall negotiate in good faith during a period of fifteen (15) Business Days in an effort to resolve the disagreement and, in the event the disagreement persists, the dispute shall be resolved pursuant to Article 13.14.
6.5.5Potential recovery upon APA
(i)The 2020 Tax Returns shall reflect non-deduction of fees and expenses incurred by the Group Companies on certain intangible services provided by members of the Seller's Group, as requested by article 15e of the Polish Corporate Income Tax Act and as reflected in the 2018 and 2019 Tax Returns.
(ii)Without prejudice to the generality of Articles 6.5.1 to 6.5.3, the Purchaser shall allow the Seller (and its Affiliates) ), at Seller’s own cost and expenses, to continue the process initiated with the Advance Price Agreement filed by Kwidzyn on June 28, 2019 (the "APA"), which shall include an obligation for the Purchaser to:
(i)promptly notify the Seller in writing of any communication received by the Group Companies with respect to the APA;
(ii)allow the Seller to respond on behalf of the Group Companies to any inquiries, provide any additional information and attend any meeting with any Governmental Authority and any Group Companies' Representatives, in each case, relating to the APA; and
(iii)notify the Seller in writing of the ruling issued in response to the APA (the "APA Ruling") within five (5) Business Days of Kwidzyn receiving such ruling.
(iii)In the event the APA Ruling is successful, the Purchaser shall file amended Tax Returns for Kwidzyn (or for Kwidzyn acting as a representative of a tax capital group) for financial years 2018, 2019, 2020 as prepared by the Seller and (if Tax Return for Kwidzyn for financial year 2021 has been filed prior to receiving the APA Ruling) for financial year 2021, in each case, to reflect deductibility of fees and expenses referred to in paragraph (i) above. If APA Ruling is obtained before the Tax Return for financial year 2021 is filed, the Purchaser shall reflect deductibility of fees and expenses referred to in paragraph (i) above in tax settlement relating to financial year 2021.
(iv)The Purchaser shall pay to the Seller (or an Affiliate designated by the Seller) an amount equal to any refund (or any right to offset any Tax liability against any Tax overpayments relating to fees and expenses referred to in paragraph (i) in lieu of a refund (“Tax Credit”)) received after the Closing Date by Kwidzyn (or by Kwidzyn acting as a representative of a tax capital group) resulting from the APA Ruling, being reflected in the Tax Returns or tax settlement filed pursuant to Article 6.5.5(iii), provided that in the event all or a portion of the amount of such refund or Tax Credit has been reflected in the Closing Accounts and increased the Purchase Price, the Purchaser shall only pay pursuant to this Article 6.5.5 the amount of refund or Tax Credit which exceeds the amount (if any) reflected in the Closing Accounts that increased the Purchase Price (“Tax Refund Amount”). In case the Tax Refund Amount is subsequently reduced (a) in a final and binding Tax assessment
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issued by the Tax Authorities or (b) in corrected Tax Returns not legally challenged by the Tax Authorities, Purchaser will timely inform Seller of such assessment and Seller shall repay the difference between the Tax Refund Amount received and the amounts as assessed by the Tax Authorities within 10 Business Days of being informed by Purchaser.
(v)The Purchaser shall notify the Seller in writing of any Tax Refund Amount received by Kwidzyn (or by Kwidzyn acting as a representative of a tax capital group). The notification of a Tax Refund Amount shall be made in writing within five (5) Business Days of the relevant Group Company receiving such amount and the Purchaser shall transfer such Tax Refund Amount to the Seller (or any Affiliate of the Seller, designated by the Seller) within ten (10) days of receipt of each such Tax Refund Amount or acknowledgement of the Tax Credit by the Tax Authorities, as set out in Article 13.4. For the avoidance of doubt for financial year 2021 the Tax Refund Amount shall be transferred for the portion of the Tax Refund Amount that corresponds to the part of the financial year 2021 that starts on January 1, 2021 and ends on the Closing Date. The Parties acknowledge that any payment under this Article 6.5.5(v) constitutes, and shall be treated as, an adjustment to the Final Purchase Price.
6.6Non-solicit and non-compete
6.6.1To protect the goodwill of the Group Companies and save as permitted by Article 6.6.2, the Seller shall not, and shall procure that its Affiliates shall not, directly or indirectly:
(i)from the date of this Agreement until:
(1)the second (2nd) anniversary of the Closing Date with respect to any director, officer (other than a director or officer resigning at Closing), or Senior Employee of a Group Company; and
(2)the first (1st) anniversary of the Closing Date with respect to any employee to be transferred as part of the Pre-Closing Carve-Out;
induce or attempt to induce any person listed in (1) or (2) above to (x) leave the employment of or relationship with that Group Company or (y) enter into any employment or services agreement with any member of the Seller's Group otherwise than in response to a bona fide newspaper or trade advertisement directed at the general public where there has been no previous contact directly or indirectly between a member of the Seller Group and the relevant individual in relation to the possible entry into such an agreement between the relevant member of the Seller's Group and the individual concerned; or
(ii)from the Closing Date until 1 February 2023, compete with the Group Companies' business in respect of the Restricted Products in the Restricted Territory.
6.6.2Notwithstanding anything to the contrary in this Agreement, including Article 6.6.1 above, the Seller and its Affiliates and Sylvamo and its Affiliates shall not be prevented from:
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(i)supplying the Restricted Products "Cut Size B/C, B+ and A/A+" under the trademark "HP" to any customers in the Czech Republic, Poland and the Slovak Republic until 31 January 2022 ;
(ii)supplying the Restricted Products "Cut Size B/C, B+ and A/A+" and "offset folio and reels" to any customers in the Czech Republic, Poland and the Slovak Republic from 1 February 2022 until 1 February 2023, provided that such supply shall not, on a country-by-country basis, exceed the volumes set out in column (6) of Part A of Schedule 6.6.2;
(iii)supplying the Restricted Products "Cut Size B/C, B+ and A/A+" and "offset folio and reels" to any customers in Germany until 1 February 2023, provided that such supply shall not exceed the volumes set out in column (6) of Part B of Schedule 6.6.2; and
(iv)responding to any invitation to tender or request for proposals issued by a customer for purchases of Restricted Products in a geographic area which is broader than the Restricted Territory, provided that there has been no previous contact, directly or indirectly, between the Seller (or any of its Affiliates) and the relevant customer in relation to such request or invitation.
6.6.3The Parties hereby acknowledge and agree that:
(i)each of the restrictions in this Article 6.6 shall be enforceable independently of each of the other restrictions and its validity shall not be affected by the invalidity of any of the other restrictions; and
(ii)if, at the time of enforcement of this Article 6.6 a court of competent jurisdiction shall hold that the duration, scope or area restrictions stated herein are unreasonable under the circumstances then existing, the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area.
6.6.4The Parties acknowledge that the above provisions of this Article 6.6 are no more extensive than is reasonable to protect the Purchaser as the purchaser of the Sale Shares.
6.6.5The Seller Guarantor shall procure that, upon completion of the spin-off referred to in its announcement issued on December 3, 2020, Sylvamo and its Affiliates shall comply with the restrictions of, and benefit from the exceptions set out in, this Article 6.6, it being agreed that the volumes referred to in Article 6.6.2 represent aggregate maximum volumes for Seller Guarantor, Sylvamo and their respective Affiliates.
6.7Further assurance
Each Party must do or procure the doing of such acts and things and execute or procure the execution of all further documents, in each case as may be required by Law or reasonably requested by the other Party, in order to give full effect to their rights and obligations under this Agreement and any other Transaction Documents, including to the extent necessary to allocate among members of the Seller's Group or the Purchaser's Group (including the Group Companies) amounts relating to the (Estimated) Intra-Group Settlement.
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6.8Payments
6.8.1Under the terms and subject to the conditions and limitations set forth in Article 7 and Schedule 7.1.2, the Seller shall compensate the Purchaser against any Loss suffered by the Purchaser or, at the Purchaser’s discretion, any of the Group Companies as a result of any breach of any obligation of the Seller under this Agreement, other than any Loss suffered by the Purchaser in connection with or as a result of a breach or inaccuracy of any Warranty, for which the Purchaser's sole recourse shall be the W&I Insurance Policy.
6.8.2The Purchaser shall compensate the Seller against any Loss suffered by the Seller as a result of any breach of any obligation of the Purchaser under this Agreement or any inaccuracy of the warranties of the Purchaser set forth in Article 8.
Article 7.SELLER'S WARRANTIES AND INDEMNITIES
7.1Warranties
7.1.1The Seller warrants to the Purchaser that each of the warranties set out in Schedule 7 (each a "Warranty" and collectively, the "Warranties") is true, accurate and not misleading as at the date hereof and as at the Closing Date (unless a Warranty specifically refers to a date), by reference to the facts and circumstances then subsisting and, for this purpose, the Warranties shall be deemed to be repeated at Closing as if any express or implied reference in the Warranties to the date of this Agreement was replaced by a reference to the Closing Date.
7.1.2The liability of the Seller in respect of the Warranties shall be limited or excluded, as the case may be, as set out in Schedule 7.1.2.
7.2Data Room Documents
The Purchaser and its advisers have been given access to, from December 12, 2020 to February 11, 2021, a virtual data room (the "Data Room") containing the information and documents included in the USB sticks signed and delivered by each of the Parties on the date hereof (the "Data Room Documents").
7.3Disclosure
7.3.1The Warranties are qualified in all respects by all facts and information Fairly Disclosed in (i) the information contained in this Agreement or any other Transaction Document, and/or (ii) the Data Room Documents (together the "Disclosures").
7.3.2The Purchaser shall not be entitled to make any Warranty Claim if the relevant fact or matter has been Fairly Disclosed in the Disclosures. A fact, information, or matter is considered as "Fairly Disclosed" where it is disclosed in such a manner and detail as to enable a reasonable purchaser with knowledge and experience of the Group Companies’ industry (having been advised by appropriate professional advisers) to identify (solely by reference to the disclosure and having regard to the structure, detail and order of the Data Room) with a reasonable degree of accuracy the nature and scope of the matter disclosed.
7.3.3On the Closing Date, the Seller shall update, supplement or amend the contents of the Disclosures by way of issuing a disclosure letter to the Purchaser (or otherwise inform the Purchaser in writing that no such updates, supplements or amendments are necessary) containing specific and particular disclosures against individual
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Warranties by making reference to facts, matters or circumstances existing immediately prior to Closing, but only with respect to facts or circumstances occurring between the date hereof and the Closing Date. If, in such disclosure letter, the Seller discloses facts, matters or circumstances which after Closing give rise to Losses excluded from the W&I Insurance Policy which in aggregate exceed one million (1,000,000) euros, the Purchaser shall be entitled to claim damages for such Losses against the Seller, for the amount in excess of one million (1,000,000) euros, subject to the terms set out in Schedule 7.1.2 ("Interim Period Claims") to the extent they expressly apply to Interim Period Claims.
7.4Specific Indemnity Claim
As certain permits for the operation of the Group Companies had not been obtained as of February 12, 2021, the Seller hereby indemnifies and will keep indemnified and covenants to hold harmless the Purchaser (for itself and as trustee of each Group Company) on a Euro-for-Euro basis from and against and shall pay (or cause any of its Affiliates to pay) promptly on demand to the Purchaser (for itself and as trustee of each Group Company) an amount equal to any Losses (including all Losses incurred in disputing, defending, investigating or providing evidence in connection with establishing its right to be indemnified pursuant to this Article 7.4) and, notwithstanding Articles 9.1 and 9.2, Taxes suffered or incurred by each of the Purchaser and/or any Group Company in connection with or arising out of Kwidzyn operating the assets listed in Schedule 5.8 without the Outstanding Permits or being prohibited from operating the assets listed in Schedule 5.8 by a competent Governmental Authority as a result of Outstanding Permits not having been obtained, in each case, during the period of time up to Closing, (a "Specific Indemnity Claim"), subject to the terms of Schedule 7.1.2 to the extent they expressly apply to Specific Indemnity Claims.
7.5Leasing Vehicles Agreement
The Seller shall transfer or (with respect to leasing agreements with ARVAL only) sub-lease the vehicle leasing agreements listed in Schedule 7.5 in relation to vehicles used by Transfer Employees ("Leasing Vehicles") to Purchaser (or any of its Affiliates) as of 1 August 2021.
Article 8.WARRANTIES OF THE PURCHASER
The Purchaser makes to the Seller the warranties set forth in this Article 8 as of the date hereof and as of the Closing Date.
8.1Organization and Power
8.1.1The Purchaser is validly incorporated, existing and duly registered under the Laws of the jurisdiction in which it is organized.
8.1.2The Purchaser and each relevant member of the Purchaser's Group has the power and authority to enter into this Agreement and the other Transaction Documents and, subject to the Closing Conditions, to perform its obligations hereunder and thereunder.
8.1.3The execution of this Agreement and the other Transaction Documents, and the consummation of the Transaction have been duly authorized by the competent corporate bodies of the Purchaser and the relevant members of the Purchaser's Group, and no other corporate action on the part of any member of the Purchaser's Group is necessary to authorize the execution of this Agreement, the other Transaction Documents and the consummation of the Transaction.
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8.1.4This Agreement constitutes legal, valid and binding obligations of the Purchaser, enforceable against it in accordance with its terms, subject to applicable bankruptcy, fraudulent conveyance, insolvency, reorganization moratorium or other similar Laws relating to creditors' rights generally.
8.2Insolvency
8.2.1The Purchaser is not insolvent under the law of its jurisdiction of incorporation.
8.2.2To the Purchaser's knowledge, the Purchaser is not involved in or subject to any insolvency, bankruptcy or restructuring proceedings, no resolution has been passed for or regarding the initiation of any insolvency proceedings or its winding-up, and no meeting has been convened and no petition has been presented for such purpose.
8.2.3The Purchaser has not taken any step with a view to a suspension of payments or a moratorium of any indebtedness or has not made any voluntary arrangement with any of its creditors.
8.3No Conflict
The entry into and compliance with the terms of each Transaction Document by the relevant member of the Purchaser's Group do not and, subject to the Regulatory Clearance having been obtained, will not conflict with or constitute a default or a breach under any provision of:
(i)the memorandum or articles of association or equivalent constitutional documents of the relevant member of the Purchaser Group; or
(ii)any agreement, order, judgment, award, injunction, decree, ordinance or regulation or any other restriction of any kind or character by which the relevant member of the Purchaser's Group is bound or submits.
8.4Consents
No prior consent, approval or authorization of any Governmental Authority is required to be obtained or made by or with respect to the Purchaser in connection with the execution and performance of this Agreement or the consummation of the Transaction, other than the Regulatory Clearances.
8.5Financing
The Purchaser’s Group has as of the date hereof and will have at Closing sufficient cash on hand and/or has available financing lines as necessary to have at Closing sufficient immediately available funds to pay in full (i) the amounts mentioned in Article 2.2, (ii) all amounts which may become due and payable on the Closing Date pursuant to Article 5.3.3 and (iii) all other amounts due and payable on the Closing Date in accordance with this Agreement.
8.6Acknowledgement
In connection with its assessment of the Transaction, the Purchaser may have received from the Seller, the Group Companies or any of their respective directors, employees, financial, accounting, legal, tax, business and other professional advisers certain projections, forecasts or business plan information. The Purchaser acknowledges that there are numerous assumptions reflected in such projections, forecasts or business plans and significant uncertainties inherent in attempting to make such projections, forecasts or business plans, that
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the Purchaser is familiar with such types of assumptions and uncertainties, that the Purchaser is taking responsibility for making its own evaluation of the adequacy and accuracy of all projections furnished to it, and the Purchaser shall not have any claim against the Seller with respect thereto.
Article 9.TAX INDEMNITY
9.1Tax Indemnity
9.1.1The Seller shall, subject to the provisions of this Agreement, indemnify and hold the Purchaser and/or, at the Purchaser's option, each of the Group Companies harmless on a Euro-for-Euro basis from and against any Losses and any Taxes (to the extent such Losses or Taxes are not adjusted for in the adjustment of the Final Purchase Price pursuant to Article 2.4) imposed on or otherwise payable or suffered by any of the Group Companies (which for the avoidance of doubt shall include settlement of any payment obligation in respect of any such Taxes on behalf of the relevant Group Company on or before their due date) if and to the extent that they are attributable to:
(i)a taxable year or taxable period that ends on or before the Closing Date (a "Pre-Closing Tax"); or
(ii)in the case of any Straddle Period, the portion of such Straddle Period ending at Closing (such Taxes being allocated for the purposes of this Article 9.1.1 in accordance with Article 9.1.2).
9.1.2With respect to the Straddle Period, the relevant Taxes that are allocable to the portion of the Straddle Period ending at Closing shall be:
(i)in the case of relevant Taxes that are:
(1)based upon or related to actual or deemed income or receipts; or
(2)based upon or related to any actual or deemed event or transaction; or
(3)imposed or payable in connection with any actual or deemed service, sale or other transfer or assignment of property (real or personal, tangible or intangible); or
(4)required to be deducted from any actual or deemed payment, deemed equal to the amount which would be payable if the taxable period ended on (and included) the date of Closing; and
(ii)in the case of relevant Taxes not falling within sub-paragraph (i) and imposed or payable on a periodic basis with respect to the assets of any of the Group Companies, or otherwise measured by the level of any item, deemed to be the amount of such relevant Taxes for the entire Straddle Period (or, in the case of such relevant Taxes determined on an arrears basis, the amount of such relevant Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the period ending on (and including) the date of Closing and the denominator of which is the number of calendar days in the entire Straddle Period; and
(iii)in the case of other relevant Taxes not falling within sub-paragraph (i) or (ii), deemed equal to an amount calculated on a just and reasonable basis.
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9.2Tax Exclusions
9.2.1Without prejudice to any other limitations set out in this Agreement, the Seller (noting that the Seller can only be liable for a Specific Indemnity Claim or an Interim Period Claim) shall have no liability in respect of any Claim pursuant to Article 9.1 or a Warranty in respect of Tax (together, a "Tax Liability") to the extent that:
(i)the Tax Liability was paid or discharged before Closing and such payment or discharge has been reflected in the Purchase Price Accounts;
(ii)the Tax Liability arises or is increased only as a result of:
(1)an increase in rates of Tax (other than an increase applicable upon completion of an audit to a Group Company (or Group Companies) only);
(2)any change in legislation; or
(3)any change in any general practice published by a Tax Authority;
in each case, occurring after Closing, whether or not that change purports to be effective retrospectively in whole or in part;
(iii)the Tax Liability would not have arisen or been increased (provided that, to the extent that the Tax Liability is only increased by the following actions, the Purchaser shall be entitled to make a Claim for the original amount of the Tax Liability but not for such increased portion of the amount of the Tax Liability) but for any act or transaction carried out or effected by the Purchaser or a Group Company at any time after Closing;
(iv)the Tax Liability would not have arisen or would not have been increased but for:
(1)the making of a claim, surrender, disclaimer or election the giving of a notice or consent, or the doing of any other thing under the provisions of any enactment or regulation relating to Tax, in each case after Closing by the Purchaser, any Group Company or any member of the Purchaser's Group; or
(2)a failure or omission on the part of any Group Company after Closing to make a claim, surrender, disclaimer or election, to give a notice or consent or to do any other such thing, in each case, other than at the Seller's direction;
(v)recovery (less costs and expenses) has already been made by the Purchaser under the Warranties or otherwise under this Agreement in respect of that Tax Liability;
(vi)a Tax Relief is or has been made available at no cost to the relevant Group Company for use against the Tax Liability, in the amount of such Tax Relief;
(vii)the Tax Liability would not have arisen but for the winding up or restructuring of, or the cessation of trade or business by, or a change in the
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nature or conduct of the trade or business of, a Group Company on or after Closing (excluding as a result of the Pre-Closing Carve-Out); or
(viii)the Tax Liability arises as a result of any default or delay by the Purchaser or any Group Company after Closing, including a delay in paying or satisfying any Tax Liability or a delay or default in submitting any Tax Returns or other documents required to be submitted by them or in submitting such Tax Returns or documents outside the appropriate time limits or in submitting such Tax Returns or documents otherwise than on a proper basis, in each case after Closing.
9.2.2The exclusions in Article 9.2.1 above shall not apply to any liability for any Tax Claim to the extent the same is attributable to fraud or fraudulent misrepresentation on the part of the Seller or, prior to Closing, a Group Company.
Article 10.PURCHASER GUARANTOR
10.2.1In consideration of the Seller entering into this Agreement, the Purchaser Guarantor irrevocably and unconditionally:
(i)guarantees to the Seller as a continuing obligation that the Purchaser will perform duly, fully, properly and punctually all of its (and its Affiliate's) obligations pursuant to this Agreement and each Transaction Document, including, but not limited to, the payment of the Preliminary Purchase Price, the Estimated Intra-Group Payment, effecting the Regulatory Actions, the settlement of any claim for damages or other remedies by the Seller resulting from any breach of the Purchaser's obligations under this Agreement and each Transaction Document; and
(ii)agrees that if and each time that the Purchaser fails to make any payment in full or take any action when it is due or expressed to be due under or pursuant to this Agreement and each Transaction Document, the Purchaser Guarantor shall on demand (without requiring the Seller first to take steps against the Purchaser or any other person) pay that amount to International Paper Investments (Luxembourg) S.a r.l., on behalf of and for the account of the Seller or cause such action to be taken.
10.2.2Each payment to be made by the Purchaser Guarantor under this Article 10 shall be made in the currency in which the relevant amount is payable by the Purchaser, and shall be made in full without set-off, restriction, condition or counterclaim and free and clear of all deductions or withholdings of any kind except to the extent required by Law.
10.2.3The Purchaser Guarantor’s obligations under this Article 10 shall not be satisfied, prejudiced, discharged, released, impaired, lessened or otherwise affected by any matter or thing which but for this provision might operate to satisfy, prejudice, discharge, release, impair, lessen or otherwise affect those obligations, including:
(i)any time, waiver, consent or indulgence granted to, or composition with, the Purchaser or any other person;
(ii)the taking, variation (however significant or substantial), renewal or release of, or neglect to perfect or enforce this Agreement or any right, guarantee, remedy or security from or against the Purchaser or any other person;
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(iii)any invalidity, unenforceability, illegality or voidability of any obligations assumed or expressed to be assumed by the Purchaser under or in connection with this Agreement or any other Transaction Document;
(iv)any change in the constitution or control of, or merger or consolidation with any other person of, or the insolvency of, or any liquidation, winding up, bankruptcy or analogous proceedings relating to, the Purchaser (or any other member of the Purchaser's Group); or
(v)any legal limitation, disability, incapacity, dissolution, change in the constitution or control of, or merger or consolidation with any other person of, or the insolvency of, or any liquidation, winding up, bankruptcy or analogous proceedings relating to the Purchaser or any other person.
10.2.4The Purchaser Guarantor makes to the Seller the warranties set forth in Articles 8.1 to 8.5 as if all references to Purchaser in these Articles were references to Purchaser Guarantor.
Article 11.SELLER GUARANTOR
11.2.1In consideration of the Purchaser entering into this Agreement, the Seller Guarantor unconditionally and irrevocably guarantees to the Purchaser as a continuing obligation that
(i)guarantees to the Purchaser as a continuing obligation that the Seller will perform duly, fully, properly and punctually all of its (and its Affiliates') obligations pursuant to this Agreement and each Transaction Document, including, but not limited to completing the Pre-Closing Carve-Out as set out in this Agreement and the settlement of any claim for damages or other remedies by the Purchaser resulting from any breach of the Seller's obligations under this Agreement and each Transaction Document; and
(ii)agrees that if and each time that the Seller fails to make any payment in full or take any action when it is due or expressed to be due under or pursuant to this Agreement and each Transaction Document, the Seller Guarantor shall on demand (without requiring the Purchaser first to take steps against the Seller or any other person) pay (or cause any of its Affiliates to pay) that amount to the Purchaser or cause such action to be taken.
11.2.2Each payment to be made by the Seller Guarantor under this Article 11 shall be made in the currency in which the relevant amount is payable by the Seller, and shall be made in full without set-off, restriction, condition or counterclaim and free and clear of all deductions or withholdings of any kind except to the extent required by Law.
11.2.3The Seller Guarantor’s obligations under this Article 11 shall not be satisfied, prejudiced, discharged, released, impaired, lessened or otherwise affected by any matter or thing which but for this provision might operate to satisfy, prejudice, discharge, release, impair, lessen or otherwise affect those obligations, including:
(i)any time, waiver, consent or indulgence granted to, or composition with, the Seller or any other person;
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(ii)the taking, variation (however significant or substantial), renewal or release of, or neglect to perfect or enforce this Agreement or any right, guarantee, remedy or security from or against the Seller or any other person;
(iii)any invalidity, unenforceability, illegality or voidability of any obligations assumed or expressed to be assumed by the Seller under or in connection with this Agreement or any other Transaction Document;
(iv)any change in the constitution or control of, or merger or consolidation with any other person of, or the insolvency of, or any liquidation, winding up, bankruptcy or analogous proceedings relating to, the Seller (or any other member of the Seller's Group); or
(v)any legal limitation, disability, incapacity, dissolution, change in the constitution or control of, or merger or consolidation with any other person of, or the insolvency of, or any liquidation, winding up, bankruptcy or analogous proceedings relating to the Seller or any other person.
11.2.4The Seller Guarantor makes to the Purchaser the warranties set forth in paragraphs 1.1 to 1.3 and 1.6 of Schedule 7, as if all references to Seller in these paragraphs were references to Seller Guarantor.
Article 12.SUBSTITUTE PURCHASER
12.2.1The Purchaser may at any time prior to Closing transfer and novate its rights and past, present and future obligations pursuant to this Agreement and any other Transaction Document to an entity which is wholly owned directly or indirectly by the Purchaser Guarantor (the "Substitute Purchaser") provided that:
(i)it has delivered to the Seller (for the Seller and the Seller Guarantor) duly executed copies of deeds of novation and accession to this Agreement and any other Transaction Documents to which the Purchaser is a party in an Agreed Form (the "Deed of Accession") and the other parties to this Agreement hereby agree to execute such Deed of Accession;
(ii)the Substitute Purchaser acknowledges and agrees that neither the Seller nor the Seller Guarantor shall be under any greater obligation or liability as a result of the accession by the Substitute Purchaser to this Agreement and each other relevant Transaction Document, than if such accession had never occurred and that the amount of Loss (if any) recoverable by the Substitute Purchaser pursuant to any Transaction Document shall be calculated as if that person had been originally named as the Purchaser in this Agreement (and, in particular, shall not exceed the sum which would, but for such accession, have been recoverable hereunder by the Purchaser in respect of the relevant fact, matter or circumstance); and
(iii)the Substitute Purchaser shall warrant to the Seller as of the date of its assumption of the Purchaser's obligations each of the warranties set out in Article 8.
12.2.2The Deed of Accession shall provide that upon the Substitute Purchaser acceding to this Agreement and any other relevant Transaction Documents:
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(i)the Seller shall release and discharge the Purchaser from further performance of this Agreement and all liabilities, claims and demands howsoever arising under this Agreement, whether in contract, tort or otherwise, and accepts the liability of the Substitute Purchaser under this Agreement in place of the liability of the Purchaser,
(ii)the Purchaser Guarantor shall (a) continue to guarantee all outstanding obligations of the Purchaser (if any) and (b) guarantee all obligations of the Substitute Purchaser under this Agreement and the other Transaction Documents; and
(iii)the Seller and the Seller Guarantor shall each perform its obligations under this Agreement and be bound by the terms of this Agreement in every way as if the Substitute Purchaser had (without prejudice to the provisions of Article 12.1.1(ii) and Article 12.1.2(ii)) at all times been a party to this Agreement in place of the Purchaser and for the purposes of this Agreement, references to the "Purchaser" shall be deemed to be references to the Substitute Purchaser.
Article 13.MISCELLANEOUS PROVISIONS
13.1Notices
13.1.1All notices, requests, demands, and other communications which are required or may be given under this Agreement shall be in writing in English and shall be delivered by:
(i)hand delivery against receipt signed and dated by the addressee;
(ii)registered mail return receipt requested; or
(iii)by email with a confirmation copy sent within twenty-four (24) hours after transmission by registered mail return receipt requested;
and shall be addressed to the other Party at the address set forth below or to such other address or place as such Party may from time to time designate in writing to the other Party in accordance with the provisions hereof:
If to the Seller:
International Paper (Poland) Holding Sp. Z.o.o.
ul. Lotnicza 1,
82-500 Kwidzyn,
Poland
Attention: François HINCK
Email: francois.hinck@ipaper.com

With a copy to (which shall not constitute notice):
IP Belgian Services Company SPRL
For the attention of Mr. Jean-Marc Servais (Director Strategic Projects EMEA) and Mrs. Ariane Goffin (Senior Legal Counsel Packaging EMEA)
Address: 166 chaussée de La Hulpe, B-1170 Brussels, Belgium
Emails: Jean-Marc.Servais@ipaper.com and Ariane.Goffin@ipaper.com
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Skadden Arps Slate Meagher & Flom LLP
40 Bank Street, London E14 5DS
Attention: Scott V. Simpson
Email: scott.simpson@skadden.com
If to the Seller Guarantor:
International Paper Company
6420 Poplar Avenue
Memphis, TN 38197
Attention: General Counsel
Email: sharon.ryan@ipaper.com
With a copy to (which shall not constitute notice):
Skadden Arps Slate Meagher & Flom LLP
40 Bank Street, London E14 5DS
Attention: Scott V. Simpson
Email: scott.simpson@skadden.com
If to the Purchaser:
Mayr-Melnhof Cartonboard International GmbH
Brahmsplatz 6
1040 Vienna
Austria
Attention: Christian Ruthner
Email: Christian.Ruthner@mm-karton.com
With a copy to (which shall not constitute notice):
Mayr-Melnhof Karton AG
Brahmsplatz 6, 1040 Vienna, Austria
Attention: Franz Hiesinger, CFO
Email: franz.hiesinger@mm-karton.com
Freshfields Bruckhaus Deringer Rechtsanwälte PartG mbB
Seilergasse 16, 1010 Vienna, Austria
Attention: Farid Sigari-Majd
Email: farid.sigari@Freshfields.com
If to the Purchaser Guarantor:
Mayr-Melnhof Karton AG
Brahmsplatz 6, 1040 Vienna, Austria
Attention: Franz Hiesinger, CFO
Email: franz.hiesinger@mm-karton.com
With a copy to (which shall not constitute notice):
Freshfields Bruckhaus Deringer Rechtsanwälte PartG mbB
Seilergasse 16, 1010 Vienna, Austria
Attention: Farid Sigari-Majd
Email: farid.sigari@Freshfields.com
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13.1.2Notice given pursuant to Article 13.1.1(i) and (ii) above shall be deemed effectively given when received and notices given pursuant to Article 13.1.1(iii) above shall be deemed effectively given on the Business Day following the date of the sending of the email.
13.2Entire Agreement
13.2.1Each Party confirms that the content of this Agreement as expressly set out herein together with the content (as expressly set out herein) of any document expressly referred to in any of the terms of this Agreement, represents the entire understanding, and constitutes the entire agreement of the Parties, in relation to its subject matter and the transactions contemplated by it, and supersedes all previous agreements, understandings or arrangements (whether express, implied, oral or written (whether or not in draft form)) between the Parties with respect thereto (excluding the Non-Disclosure Agreement) which shall cease to have any further force or effect.
13.2.2Each of the Parties acknowledges that in entering into this Agreement it has agreed not to rely on any representation, warranty, collateral contract, undertaking or other assurance (except those Warranties and undertakings expressly set out in this Agreement) made by or on behalf of any other Party before the signature of this Agreement, including during the course of negotiating this Agreement.
13.2.3Without prejudice to its rights under the W&I Insurance Policy, each of the Parties acknowledges that all of its rights and remedies are contained or referred to in this Agreement, and no Party shall have any other right or remedy, including a claim for innocent or negligent misrepresentation or negligent misstatement. Each of the Parties waives all rights and remedies which, but for this Article 13.2, might otherwise be available to it in respect of any such representation, warranty, collateral contract, undertaking or other assurance.
13.2.4Every term or condition implied by law in any jurisdiction in relation to the subject matter of this Agreement shall be excluded to the fullest extent possible, and to the extent that it is not possible to exclude any such term or condition, each Party irrevocably waives any right or remedy in respect of it.
13.2.5Nothing in this Agreement (including this Article 13.2) shall limit or exclude any liability for fraud or fraudulent misrepresentation.
13.3Binding Effect; Assignment
13.3.1This Agreement shall be binding on the Parties and their successors and permitted assigns.
13.3.2No Party may assign the benefit of this Agreement (in whole or in part) or transfer, declare a trust of or otherwise dispose of in any manner whatsoever its rights and obligations under this Agreement or subcontract or delegate in any manner whatsoever its performance under this Agreement, without the prior written consent of the other Party, provided that the Purchaser shall be entitled, without the consent of the Seller, to assign its rights under this Agreement (in whole or in part) or the other Transaction Documents to another member of the Purchaser's Group and/or by way of security to any bank(s) and/or financial institution(s) lending money or making other banking facilities available to the Purchaser (or any member of the Purchaser Group) for the acquisition of the Sale Shares.
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13.4Set-off and Payments
13.4.1Any amount payable under this Agreement shall be made in full without any set-off or counterclaim howsoever arising and shall be free and clear of deduction or withholding of any kind other than any deduction or withholding required by Law.
13.4.2If any Party is required by Law to make a deduction or withholding from any payment made pursuant to this Agreement (other than a payment to the Seller of any part of the Preliminary Purchase Price or the Final Purchase Price) or if any payment made pursuant to this Agreement (other than a payment to the Seller of any part of the Preliminary Purchase Price or the Final Purchase Price) is subject to Tax in the hands of the payee (ignoring for these purposes the availability of any Tax Relief), the payor shall pay an additional amount as shall, after the making of such deduction or withholding or after such Tax, leave the payee with the same amount as it would have received had no deduction or withholding been made or had the payment not been subject to Tax (such amount being referred to as the "gross-up amount"). The payee shall deliver to the payor all information and documents reasonably required to ensure that the payor is able to claim any Tax Relief.
13.4.3Where a payor has made an increased payment under Article 13.4.2 and the payee subsequently receives and retains a Tax Relief in respect of the amount withheld or deducted, the payee shall account to the payor for such portion of the value of any such Tax Relief as does not exceed the gross-up amount and as shall leave the payee in no better or worse position than if no such deduction, withholding or Tax had been imposed or required to be made.
13.4.4Unless otherwise expressly stated in this Agreement, all payments to be made under this Agreement shall be made in immediately available funds in euros by electronic transfer on the due date for payment to such account as the receiving Party directs by notice to the paying Party.
13.5Amendments; Waivers
13.5.1No variation of this Agreement shall be effective unless it is in writing (which, for this purpose, does not include email) and signed by or on behalf of each of the Parties. The expression "variation" shall, in each case, include any variation, supplement, deletion or replacement however effected.
13.5.2No failure or delay to exercise or enforce any of its rights hereunder at any time or for any period of time by any Party shall be deemed a waiver thereof. No waiver of any of the rights of either Party contained in this Agreement or arising hereunder shall be valid unless in writing and signed by the Party to be charged with such waiver.
13.6Effect of Closing
Each of the obligations, covenants, Warranties, Indemnities and undertakings given in this Agreement which is not fully performed at Closing shall not be affected by Closing, except to the extent waived or released by a specific and duly authorised written waiver or release by the Party in whose favour such obligations, covenants, Warranties, Indemnities and undertakings have been granted.
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13.7Counterparts
This Agreement may be executed in any number of counterparts, and by each Party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument.
13.8Severability
If at any time any provision of this Agreement shall be held to be illegal, void, invalid or unenforceable in whole or in part under any enactment or rule of applicable Law in any jurisdiction, then:
(i)such provision shall:
(i)to the extent that it is illegal, void, invalid or unenforceable be given no effect and shall be deemed not to be included in this Agreement; and
(ii)not affect or impair the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or the legality, validity or enforceability under the applicable Law of any other jurisdiction of such provision or any other provision of this Agreement; and
(ii)the Parties shall use all reasonable endeavors to replace such a provision with a valid and enforceable substitute provision which carries out, as closely as possible, the intentions of the Parties under this Agreement.
13.9Announcement
13.9.1Unless the Press Announcement has been released prior to the date of this Agreement, the Parties hereby agree to the release of the Press Announcement promptly following the execution of this Agreement.
13.9.2Save for the Press Announcement (and any announcement that is consistent in all material respects with the Press Announcement or any other announcement made in accordance with this Article 13.9) and subject to Article 13.9.3, no public announcement concerning the existence or subject matter of this Agreement shall be made by any Party without the prior written approval of the other Party, with such approval not to be unreasonably withheld, delayed or conditioned.
13.9.3A Party may make an announcement concerning the existence or the subject matter of this Agreement if required by:
(i)any applicable Law; or
(ii)any securities exchange or Governmental Authority to which that Party or any of its Affiliates is subject or submits, wherever situated, provided that it shall to the extent permitted by applicable Law have first: (i) given notice to the Purchaser (in the case of any proposed announcement by a member of the Seller's Group) or the Seller (in the case of any proposed announcement by a member of the Purchaser's Group), of its intention to make such an announcement and (ii) taken all such steps as may be reasonable and practicable in the circumstances to agree the contents of such announcement with the Purchaser (in the case of any
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proposed announcement by a member of the Seller's Group) or the Seller (in the case of any proposed announcement by a member of the Purchaser's Group), before making such announcement.
13.9.4The restrictions contained in this Article 13.9 shall continue to apply after termination of this Agreement without limit in time.
13.10Confidentiality
For a period of three (3) years following the date hereof, each Party shall keep, and shall procure that its Affiliates keep, in strict confidence, all information received or obtained as a result of entering into or performing this Agreement which relates to the existence of this Agreement, the provisions of this Agreement, the negotiations and subject matter of this Agreement and the other Party and its Affiliates ("Confidential Information") (including written information and information transferred or obtained orally, visually, electronically or by any other means) received from or on behalf of the other Party, or relating to the other Party or any of its Affiliates; and shall only disclose such information:
(i)with the prior written consent of the other Party;
(ii)if required to enable that Party to perform this Agreement (or any action contemplated herein) or enforce its rights under this Agreement and/or disclosure is required for the purposes of any proceedings;
(iii)if required to disclose by Law or any securities exchange or Governmental Authority to which that Party or any of its Affiliates is subject or submits, wherever situated;
(iv)if disclosed on a strictly confidential basis to its Representatives, its Affiliates or any Representatives of its Affiliates;
(v)if it was lawfully in its possession or in the possession of any of its Affiliates, its Representatives or any Representatives of its Affiliates free of any restriction as to its use or disclosure prior to it being so disclosed;
(vi)if the information has come into the public domain through no fault of that Party or any of its Affiliates or Representatives; or
(vii)if the information is required by any bank(s) and/or financial institution(s) lending money or making other banking facilities available to the Purchaser (or any member of the Purchaser Group) for the acquisition of the Sale Shares; or
(viii)if the information is required to be disclosed on a confidential basis to a broker or the insurer(s) (or their advisers) under the W&I Insurance Policy in relation to matters arising in connection with the W&I Insurance Policy;
provided that, in connection with any disclosure pursuant to (ii), (iii) or (vii) above, the Party subject to such disclosure requirement shall request confidential treatment of any matter to be disclosed. In connection with any disclosure pursuant to (iii) above, the Party subject to such disclosure requirement shall (where permitted and where practicable) as soon as practicable give the other Party prior notice thereof and provide such other Party with copies or a complete description of the information being sought and a copy of the proposed disclosure.
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13.11Expenses and Taxes
13.11.1Except where this Agreement expressly provides otherwise, each Party shall pay its own fees and expenses incidental to the negotiation, preparation and execution of this Agreement and all other Transaction Documents, including attorneys' and accountants' and other professional advisors' fees.
13.11.2Notwithstanding the foregoing, any registration and transfer Taxes (other than, for the avoidance of doubt, any Tax assessed on the capital gain realized by the Seller on the sale of the Sale Shares) payable as a result of the sale and purchase of the Sale Shares and all documents or agreements contemplated by or executed in connection with this Agreement, other than in relation to the termination or assignment of any Intra-Group Agreements, shall be borne exclusively by the Purchaser and the Purchaser shall, on a timely basis and in compliance with the requirements of the relevant Tax Authorities, perform the related formalities and payments.
13.11.3The Final Purchase Price shall be exclusive of any amounts of or in respect of any Tax, VAT and/or registration duties, stamp duties, withholding tax and other taxes or levies of a similar nature, which VAT, registration duties, stamp duties, withholding tax and other taxes or levies of a similar nature shall be for the account of the Purchaser.
13.12Conflict with Other Agreements
If there is any conflict between the terms of this Agreement and any other agreement, this Agreement shall prevail (as between the Parties to this Agreement and as between any Affiliates of the Seller and the Purchaser) unless such other agreement expressly states that it overrides this Agreement in the relevant respect.
13.13Third-Party Rights
13.13.1Except for the provisions of Articles 5.4 and 6.3, which shall be enforceable by the persons expressly referred to in such articles pursuant to the Contracts (Rights of Third Parties) Act 1999, the Parties do not intend that any term of this Agreement should be enforceable by any person who is not a party to this Agreement (each such person a "Third Party") by virtue of the Contracts (Rights of Third Parties) Act 1999 or otherwise.
13.13.2Notwithstanding the provisions of Article 13.13.1 or any benefits conferred by this Agreement on any third party by virtue of the Contracts (Rights of Third Parties) Act 1999 or otherwise, the Parties may amend, vary, waive or terminate this Agreement at any time and in any way without the consent of any Third Party and any rights of any Third Party beneficiary will remain subject to the other terms and conditions of this Agreement.
13.14Governing Law and Arbitration
13.14.1This Agreement and any non-contractual obligations arising out of or in connection with, or concerning the carrying into effect of, this Agreement shall be governed by, and construed and enforced in all respects and exclusively in accordance with, the laws of England and Wales, excluding its conflict of law rules to the extent they would require the application of the laws of another jurisdiction. This Article shall be governed by the laws of England and Wales. For the avoidance of doubt, Purchaser
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Guarantor and Seller Guarantor are a party to this Agreement for the purposes of this Article 13.14, including the arbitration agreement set out therein.
13.14.2Any dispute, controversy or claim (whether in contract, tort, equity or otherwise) arising out of or relating to or having any connection with, or concerning the carrying into effect of, this Agreement, its interpretation, validity, performance, enforceability, breach or termination, nullity or the consequences of its nullity, or relating to any non-contractual or other dispute arising out of or related to this Agreement (each, a "Dispute") shall be referred to and finally settled by binding arbitration administered by the International Court of Arbitration of the International Chamber of Commerce (the "ICC Court") in accordance with the ICC Court’s Rules of Arbitration then in force (the "Rules"), except as modified herein or by mutual agreement of the parties. The Rules are incorporated by reference into this Article 13.14. The Emergency Arbitrator Provisions and Expedited Procedure Provisions shall not apply.
13.14.3The seat of arbitration shall be London, United Kingdom. The language of the arbitration shall be English. Service by the Secretariat of any Request for Arbitration made pursuant to this Article 13.14 shall be at the address of the party given for the sending of notices in this Agreement at Article 13.1.
13.14.4There shall be three arbitrators (the "Tribunal"), of whom the claimant shall nominate one in the Request for Arbitration, and the respondent shall nominate another in the Answer to the Request for Arbitration. The third arbitrator, who shall act as the president of the Tribunal, shall be jointly nominated by the two party-nominated arbitrators within thirty (30) days of the date of the confirmation or the appointment of the co-arbitrators or any other time limit agreed by the parties or fixed by the ICC Court. In the event any arbitrator is not timely nominated as provided herein, then such arbitrator shall be appointed by the ICC Court; each party expressly agrees and consents to this procedure for appointment of such arbitrator and waives any right to choose its own arbitrator in the event it was not timely nominated.
13.14.5Each party agrees that for the purposes of the Rules, the arbitration agreement set out in this Article 13.14 shall be deemed to be an arbitration agreement that binds each party to this Agreement.
13.14.6The parties agree to the consolidation of any two or more arbitrations pending pursuant to this Article 13.14 and/or the arbitration agreement contained in any Transaction Document in to a single arbitration. An application for such consolidation shall be made to and determined by the ICC Court. The ICC Court, after giving all interested parties an opportunity to comment on the application, may order such consolidation if it determines that there are significant common issues of law or fact in the arbitrations so commenced or contemplated; that no party to the consolidated arbitration would be prejudiced by consolidation, nor would consolidation lead to undue delay; and that all parties to the consolidated arbitration were sufficiently represented in the appointment of the relevant tribunal.
13.14.7Any Request for Joinder made after the confirmation or appointment of any arbitrator shall be decided by the Tribunal once constituted and shall be subject to the additional party accepting the constitution of the Tribunal and agreeing to the Terms of Reference, where applicable. In determining whether to order joinder, the Tribunal must take account of all relevant circumstances, including:
(i)whether the party which is the subject of the Request for Joinder is, in the opinion of the arbitral tribunal, an appropriate party to the arbitration;
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(ii)the likelihood and consequences of inconsistent decisions if joinder is not ordered;
(iii)any fault of the party making the Request for Joinder to make a timely application; and
(iv)the likely consequences of joinder in terms of cost and time.
13.14.8Each party (i) irrevocably consents to be joined, and to joinder of, any other party to any Transaction Document, in any arbitration proceedings commenced pursuant to this Article, and (ii) waives any objection, on the basis that a Dispute has been resolved in a manner contemplated at Articles 13.14.6 and 13.14.7, to the validity and/or enforcement of any arbitral award made by an arbitral tribunal following the Dispute being resolved in that manner. Any joined party shall be bound by any award rendered by the Tribunal even if such party chooses not to participate in the arbitration proceedings.
13.14.9Without prejudice to the parties' agreement to arbitrate set out in this Article 13.14, any party may apply to a competent court, including in Poland, Austria, Luxembourg, United States of America and England and Wales for an interim injunction or attachment or such interim relief as may be available to it prior to the issuance of a final arbitral award, or any other order in aid of arbitration after any final arbitral award to maintain the status quo or prevent irreparable harm.
13.14.10Any arbitration under this Agreement shall be confidential, and the parties, and their agents and the arbitrators shall not disclose to any non-party the subject of the arbitration, any information about the arbitration, any non-public information provided in the arbitration or the substance of the proceedings or any award made, except (i) to the Tribunal, the ICC Court, the parties' counsel, experts, witnesses, accountants and auditors, insurers and reinsurers, and any other person necessary to the conduct of the arbitration, (ii) as may be required by applicable Law or Governmental Authority, for insurance, regulatory or auditing purposes, or (iii) as necessary to enforce this Agreement to arbitrate, or to enforce or challenge any award hereunder in bona fide legal proceedings, or to protect or pursue any legal right or fulfill any legal duty.
13.14.11Any arbitral award made pursuant to this Article 13.14 shall be final and binding on the parties thereto. The parties agree that leave to appeal under Section 69 or an application for the determination of a preliminary point of law under Section 45 of the Arbitration Act 1996 may not be sought with respect to any question of law arising out of or in connection with this arbitration or any award made pursuant to this arbitration.
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